EXHIBIT 2.2

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of September 17, 2012, is entered into by and among GENESIS GROUP HOLDINGS INC., a Delaware corporation (“Purchaser”), ADEX Corporation, a New York corporation (the “Company”), ADEXCOMM Corporation, a New York corporation (“ADEXCOMM”), ADEX Puerto Rico LLC, a Puerto Rican limited liability company (“ADEX Puerto Rico,” and together with the Company and ADEXCOMM, the “Company Entities”), Peter Leibowitz, an individual (“P. Leibowitz”), Gary McGuire, an individual (“McGuire”), Marc Freedman, an individual (“Freedman”) and Justin Leibowitz, an individual (“J. Leibowitz,” and together with P. Leibowitz, McGuire and Freedman referred to herein, collectively, as the “Sellers”).

WHEREAS, Sellers desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase from Sellers, all of the outstanding stock issued by the Company, all of the outstanding stock issued by ADEXCOMM and all outstanding membership interests of ADEX Puerto Rico, as more fully described and upon the terms and subject to the conditions set forth herein, and to enter into the other transactions as described herein; and

WHEREAS, Purchaser desires to purchase the Securities (as defined below) from the Sellers;

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties expressly contained herein, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Definitions.  The following terms shall have the following meanings for the purposes of this Agreement:

“401(k) Plan” has the meaning set forth in Section 6.17.

“Act” means the Securities Act of 1933, as amended.

“Active Shareholder” means each of McGuire and P. Leibowitz, who are the Sellers who are actively engaged in the management and operation of the Company Entities.

“Actual Current Closing Liabilities” shall have the meaning set forth in Section 2.3(c).

“ADEX Medical” shall mean ADEX Medical Staffing, LLC, a California limited liability company whose Members are P. Leibowitz and McGuire and which is engaged in the nurse, medical technician and medical personnel staffing business. For the avoidance of doubt, Purchaser is not buying any interest in ADEX Medical, and ADEX Medical is not a Company Entity.

“ADEX Puerto Rico” shall have the same meaning as in the introductory paragraph.

“ADEXCOMM” shall have the same meaning as in the introductory paragraph.

“ADEXCOMM Shares” shall mean all of the issued and outstanding shares of stock of ADEXCOMM.

“Adjusted EBITDA” means for the period prior to the Closing, EBITDA plus the positive adjustments equal to the dollar amount of each of the following: (a) principal life insurance expense on McGuire and Leibowitz; (b) 100% of salaries, benefits and bonuses for Peter Leibowitz, Carlotta Estiller (Leibowitz’s NY-based clerical assistant), Scott Kelly (Credit and Collections for ADEX Medical), Ryan McGuire (Account Manager for ADEX Medical) and Jim Miskell (Recruitment Manager for ADEX Medical); (c) 50% of salaries, benefits and 100% of the bonus for McGuire; (d) all transaction expenses of the Sellers and the Company Parties incurred prior to the Closing; (e) all computers and network equipment purchases that are expensed rather than capitalized; and (f) Jim Miskell’s auto allowance payments, McGuire’s auto allowance payments, Leibowitz’s auto lease and office rent payments made by the Company for ADEX Medical.  Annex A hereto provides, for informational purposes only, an estimate of the computation of such adjustments for the 12 months ended July 31, 2012, and such amounts set forth on Annex A shall not be binding on the parties hereto with respect to the period covered by Annex A.

“Affiliate” shall mean, with respect to any specified Person, (a) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (b) any other Person which is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class or series of equity securities of the specified Person or a Person described in clause (a) of this paragraph, or (c) another Person of which the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities of the Person described in clause (a) above.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.  Notwithstanding the foregoing, the Passive Shareholders, ADEX Medical, ADEX Telecom, Inc. and ADEX LLC are not Affiliates for the purpose of this Agreement.

“Agreement” shall mean this Equity Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time.

“Balance Sheet” shall mean the consolidated balance sheet of the Company Entities dated June 30, 2012, a copy of which is set forth in Schedule 1.1.

“Business” means conducting the business of providing the following services in the telecommunications industry within the United States and Puerto Rico by any Company Entity: engineering, technical consulting, project management, facilities/site development, construction management, equipment installation and construction, network integration and network support.

“Business Confidential Information” shall have the meaning set forth in Section 6.3.

“Business Day” shall mean any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, NY generally are closed for business.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Payoff Debt” shall mean any Debt of the Company Entities that is not repaid in full prior to the Closing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the same meaning as in the introductory paragraph.

“Company Entities” shall have the same meaning as in the introductory paragraph.

“Company Plans” shall have the meaning set forth in Section 3.14(a).

“Company IP Rights ” shall have the meaning set forth in Section 3.10(b).

“Company Registered IP ” shall have the meaning set forth in Section 3.10(a).

“Competitor ” shall have the meaning set forth in Section 6.5.

“Contract” shall mean any contract, lease, commitment, understanding, task order, sales order, purchase order, delivery order, teaming agreement, joint venture agreement, other agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable.

“Current Closing Assets” shall have the meaning set forth in Section 2.3(c).

“Debt” shall mean any and all (a) obligations of any Company Entity for borrowed money, whether current or unfunded, secured or unsecured (including any accrued but unpaid interest thereon and any premiums, penalties, termination fees, expenses or breakage costs due upon prepayment of such indebtedness or payable as a result of the consummation of the transactions contemplated hereby) and whether or not evidenced by notes, bonds, debentures, mortgages or other debt instruments, debt securities or other similar instruments, (b) obligations of any Company Entity to reimburse any other Person for amounts drawn upon or funded under a letter of credit or similar arrangement, but which have not been repaid, (c) obligations of any Company Entity arising out of overdrafts, acceptance credit or similar facilities and (d) guarantees by any Company Entity of obligations of a type described in clauses (a) - (c).

“Defense Notice ” shall have the meaning set forth in Section 11.5.

“Defense Notice ” shall have the meaning set forth in Section 11.5.

“Disagreement Notice ” shall have the meaning set forth in Section 2.3(c).

“Dispute ” shall have the meaning set forth in Section 11.6.

“Disputed Amount ” shall have the meaning set forth in Section 11.6.

“Drag-Along Event ” shall have the meaning set forth in Section 6.14(b).

“Earnout Disagreement Notice ” shall have the meaning set forth in Section 2.3(b).

“Earnout Payment ” shall have the meaning set forth in Section 2.3(b).

“Earnout Period” means the 12 month period commencing on October 1, 2012 and ending on September 30, 2013.

“EBITDA” means, for any period, the aggregate earnings before interest, taxes, depreciation and amortization of the Company Entities; provided, however, for purposes of computing EBITDA solely with respect to post-Closing periods, the following principles shall apply: (a) general and administrative expenses and similar corporate overhead expenses of the Company Entities shall not be increased from those contained the Financial Statements with respect to the period immediately prior to the Closing, without the prior written consent of McGuire; (b) the business of the Company Entities shall be operated in the ordinary course consistent with past practice; (c) the Purchaser shall fund the Company Entities with sufficient working capital to make payroll and otherwise necessary to operate their business in the ordinary course consistent with past practice without regard to Net Working Capital Amounts; (d) there shall be no deductions for any one-time or recurring charges to income in respect of integration costs or transaction costs of the Purchaser and Sellers; (e) any non-recurring and extraordinary charges shall be excluded from the calculation of EBITDA (other than as described in clause (d) above); (f) the cost or allocation of any other acquisitions or mergers and integration of or by the Purchaser or Affiliate during the Earnout Period shall be excluded from the calculation of EBITDA; and (g) there shall be no costs for corporate management, administration or associated fees or costs, or for regulatory compliance related to Purchaser being a public company. For the avoidance of doubt, the principles set forth in this definition shall apply to the usage of this defined term in Section 2.

“Effective Date” shall mean the Friday preceding the Closing Date (or the Closing Date, if the Closing Date occurs on a Friday).

“Employee Adjustment” shall have the meaning set forth in Section 2.3(c).

“Environmental Law or Order” shall mean any Law which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, pathogens, odors, pollutants, or contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into air (whether indoors or out), water (whether surface or underground) or land (including any subsurface strata), or otherwise relating to their manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling, including the following Laws:  Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, the National Environmental Policy Act of 1969, and any state provision analogous to any of the foregoing.

“Environmental Liability” means, without limitation, all damages, losses and liabilities (including investigation, cleanup, compliance, enforcement, response and toxic tort liabilities) (whether absolute, contingent, matured, liquidated, accrued, known, or unknown), including fines, penalties, capital expenditures, fees and expenses of any kind or nature whatsoever, and whether arising out of loss of life, personal injuries, liens or other claims against property or improvements thereon or other obligations of any kind or character, in each case that relate in any way to, or arise under, an Environmental Law or Order or any Hazardous Substance.

“Environmental Permit” shall mean any Permit required by or pursuant to any applicable Environmental Law or Order.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate ” shall have the meaning set forth in Section 3.14(c).

“Financial Statements” shall mean, collectively, (a) the consolidated audited Balance Sheet and the consolidated audited Statement of Income of the Company Entities for the 12-month period ended December 31, 2011, and (b) the consolidated unaudited financial statements of the Company Entities for the period ending June 30, 2012.

“Foreign Benefit Plan ” shall have the meaning set forth in Section 3.14(g).

“Forward EBITDA” means the EBITDA of the Company Entities for the Earnout Period.

“GAAP” means United States generally accepted accounting principles.

“Government Bid” means a bid, tender or proposal which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract between a Company Entity and any Governmental Authority, as well as any subcontract or other arrangement by which (i) such Company Entity has agreed to provide goods or services to a prime contractor, to the Governmental Authority, or to a higher-tier subcontractor or (ii) a subcontractor or vendor has agreed to provide goods or services to a Company Entity, where, in either event, such goods or services ultimately will benefit or be used by a Governmental Authority.

“Governmental Authority” shall mean the government of the United States or any foreign country, any state or political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, agency, instrumentality or administrative body of any of the foregoing.

“Hazardous Substance” shall mean any material, substance, form of energy or pathogen which (i) constitutes a “hazardous substance”, “toxic substance” or “pollutant”, “contaminant”, “hazardous material”, “hazardous chemical”, “regulated substance”, or “hazardous waste” (as such terms are defined by or pursuant to any Environmental Law or Order) or (ii) is otherwise regulated or controlled by, or can give rise to liability under, any Environmental Law or Order.

“Indemnitee ” shall have the meaning set forth in Section 11.4.

“Indemnitor ” shall have the meaning set forth in Section 11.4.

“Initial Cash Payment ” shall have the meaning set forth in Section 2.3(a).

“Intellectual Property” shall mean, throughout the world, all trade names, trade dress, corporate names and logos, trademarks, service marks, patents, copyrights, industrial designs, Internet domain names, IP Addresses (and any registrations with any Governmental Authority of, and applications for registration pending with respect to, any of the foregoing), Internet domain names, IP Addresses and registrations thereof, works of authorship, trade secrets, proprietary information, mask works, technology, inventions, processes, designs, know-how, computer software and data, databases and data collections, formulas, goodwill, any licenses related to any of the foregoing, and all other intangible intellectual property assets related to the operation of the Business, including all rights to sue and recover for past and future infringement or misappropriation thereof and to receive all income, royalties, damages and payments for past and future infringements thereof and all other intangible intellectual property assets and similar or equivalent rights to any of the foregoing anywhere in the world.

“IT Systems ” shall have the meaning set forth in Section 3.10(g).

“Law” shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted by, promulgated by, entered into by, agreed to or imposed by any Governmental Authority.

“Leased Real Property” means the real property located at 1035 Windward Ridge Parkway, Alpharetta, GA 30005; and all other satellite offices of the Company Entities as set forth in Schedule 3.7.

“Lien” shall mean any mortgage, lien, charge, restriction, pledge, security interest, option, claim, easement, encroachment or encumbrance.

“Loss” or “Losses” shall mean all liabilities, losses, costs, claims, damages, lost profits, lost revenues, penalties and expenses (including reasonable attorneys’ and accountants’ fees and expenses and reasonable investigation and litigation costs incurred in relation to the matter or in enforcing such matter), whether or not special, non-compensatory, consequential, indirect, incidental, statutory or punitive.

“Material Adverse Change” or “Material Adverse Effect” means an adverse change, event, development or effect on or in the business, operations, assets, liabilities, results of operations, cash flows, prospects or condition (financial or otherwise) of Company Entities; provided, however, that Material Adverse Change or Material Adverse Effect shall not include any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of the Company Entities (provided the impact is not disproportionate on the Company Entities as compared to their industries), (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority or (e) the taking of any action contemplated by this Agreement and the other agreements described herein.

“Material Contracts” shall mean all of the Contracts which are listed or described, or required to be listed or described, in Section 3.11 or any schedule thereto.

“Multiplier ” shall have the meaning set forth in Section 2.3(b).

“Net Working Capital Amount” shall have the meaning set forth in Section 2.3(c).

“Notice of Claim ” shall have the meaning set forth in Section 11.4.

“Ongoing Business” shall mean the continuation of the Business after the Closing during the Earnout Period in substantially the same manner as the Business was conducted prior to the Closing, subject to changing business necessity and conditions as determined in the reasonable judgment of the Active Shareholders.

“Parachute Payment Waiver ” shall have the meaning set forth in Section 6.15.

“Passive Shareholders” means each of J. Leibowitz and Freedman, none of whom are actively involved in the management or operation of the Company Entities.

“Permits” shall mean the permits and other items described, or required to be described, in Section 3.12 or any schedule thereto.

“Permitted Exceptions” shall mean Liens set forth on Schedule 3.6.

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, Governmental Authority or other entity.

“Pre-Closing Receivables” shall have the meaning set forth in Section 2.3(c).

“Pre-Closing Taxes” means (i) any Taxes of the Company Entities or any of their Affiliates with respect to any Pre-Closing Tax Period, (ii) any Taxes of the Sellers or their respective Affiliates for which the Company Entities or Purchaser is liable, whether by reason of any requirement to withhold or otherwise, in connection with this Agreement, and (iii) any Taxes for which the any Company Entity is held liable under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group in any Pre-Closing Tax Period.  The amount of any Tax based on or measured by income or receipts of the Company Entities that is allocable to the portion of a Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of any other Tax of the Company that is allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period that is deemed to end on the Closing Date and the denominator of which is the total number of days in the entire Straddle Period.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

“Preferred Stock” shall have the meaning set forth in Section 2.3(a).

“Public Offering ” shall have the meaning set forth in Section 6.12.

“Purchase Price” shall have the meaning set forth in Section 2.3(a).

“Purchaser” shall have the same meaning as in the introductory paragraph.

“Purchaser Indemnitees” shall have the meaning set forth in Section 11.7(a).

“Receivables” shall mean accounts receivable billed and unbilled, notes receivables and other receivables of the Company Entities arising from the operation of the Business.

“SEC” shall have the meaning set forth in Section 5.8.

“Securities” shall mean collectively, the Shares, the ADEXCOMM Shares and the Units.

“Seller Indemnitees” shall have the meaning set forth in Section 11.7(b).

“Sellers’ knowledge,” “to the knowledge of the Sellers” or “to the knowledge of the Active Shareholders” or variants thereof shall mean with respect to any matter in question that the Active Shareholders and Brad Kelly has actual knowledge of such matter or would have knowledge of such matter after reasonable inquiry and investigation, including inquiry of any employees of any Company Entity that have responsibility for such matter.  For purposes of this definition, any applicable person shall be deemed to have knowledge of information in documents that are or have been in his/her possession (including in electronic format).

“Shares” shall mean all of the issued and outstanding shares of stock of the Company.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subordination Agreement ” shall have the meaning set forth in Section 8.5(h).

“Supplement” shall have the meaning set forth in Section 6.2.

“Tax Return” shall mean any report, return or other information required to be and actually supplied to a Governmental Authority in connection with any Taxes.

“Taxes” shall mean all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee’s income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

“Third Party Claim” shall have the meaning set forth in Section 11.5.

“Threshold Amount” shall have the meaning set forth in Section 11.7(a).

“Transaction Documents” shall means the McGuire Employment Agreement and the Subordination Agreement.

“Treasury Regulations” shall mean the Treasury Regulations promulgated under the Code by the U.S. Treasury Department.

“TTM Adjusted EBITDA” means $3,081,243.

“Units” shall mean all of the issued and outstanding membership interests of ADEX Puerto Rico.

“WARN Act” shall have the meaning set forth in Section 3.15.

ARTICLE II

SALE AND PURCHASE OF SECURITIES

 2.1           Agreements to Sell and Purchase.  Subject to the terms and conditions of this Agreement, and in exchange for the Purchase Price to be paid as provided herein, at the Closing the Sellers shall sell, assign, convey, transfer and deliver to Purchaser, free and clear of all Liens, and Purchaser shall purchase, acquire and take assignment of, the Securities.

 2.2           Closing.  The closing of the transactions described herein (the “Closing”) shall take place at 10:00 A.M. (Florida time) on or before the Termination Date (which date of Closing shall be referred to herein as the “Closing Date”), and shall occur at the offices of the Purchaser or in such other location or in such other manner as the parties may agree.  The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 12:01 A.M. on the Closing Date.

 2.3           Purchase Price; Payment of Consideration.  Purchaser shall pay the aggregate purchase price set forth in this Section 2.3 for the Securities (the “Purchase Price”).  The aggregate Purchase Price payable pursuant to this Section 2.3 shall be allocated and paid among the various Sellers in the manner set forth on Schedule 2.3 (which schedule may include, without limitation, a direction for payment owed to the Sellers hereunder to instead be made to one or more entities on behalf of the Sellers, which shall be deemed for purposes hereof to be payment to the Sellers).

(a)     Initial Purchase Price. The initial payment payable at Closing shall consist of:

(i)	subject to clause (iii) below, an amount of cash equal to the difference between (x) $13,865,594 less (y) $1,046,000 (i.e. $12,819,594.00) (the “Initial Cash Payment”);

(ii)	a promissory note in the aggregate amount of $1,046,000 issued to the Sellers in the form of Exhibit A hereto (the “Note”); and

(iii)
repayment in full by Sellers or Purchaser of the Closing Payoff Debt in accordance with Section 2.3(d), with the amount of any portion of such payment made by Purchaser reducing the amount that would otherwise be paid as the Initial Cash Payment.

(b)     Additional Purchase Price. Purchaser shall pay to the Sellers an additional amount determined as follows:

(i)   Purchaser shall pay the Sellers in cash an aggregate amount (collectively, the “Earnout Payment”) equal to (i) the product of (x) 0.75 (the “Multiplier”) multiplied by (y) the Forward EBITDA plus (ii) the positive difference, if any, resulting from (x) the Forward EBITDA minus (y) the TTM Adjusted EBITDA, provided that if the Forward EBITDA is less than the TTM Adjusted EBITDA by $350,000 or more, the Multiplier shall be reduced from 0.75 to 0.5 and provided, further, if the Forward EBITDA exceeds the TTM Adjusted EBITDA by more than $350,000, then the Multiplier shall be increased from 0.75 to 1.0.  No later than 45 days after the end of the Earnout Period, the Purchaser shall provide the Sellers with a detailed written calculation together with all supporting documentation that the Sellers may reasonably request, including but not limited to billing invoices, employee time records and salary records and Purchase Orders, of the Forward EBITDA for the Earnout Period (“Purchaser’s Earnout Calculation”).

(ii)   The Purchaser’ Earnout Calculation shall be prepared in consultation with the Purchaser’s independent auditors. Subject to Section 11.6, Purchaser shall pay to Sellers an aggregate amount of cash equal to the Earnout Payment set forth on Purchaser’s Earnout Calculation within the later of (A) 60 days of the delivery of Purchaser’s Earnout Calculation or (B) the resolution of any dispute related thereto pursuant to this Section 2.3(b).

(iii)   If either Active Shareholder objects to Purchaser’s Earnout Calculation, he shall deliver a written notice to Purchaser to such effect no later than 5:00 p.m. Eastern Time on the tenth (10th) day following delivery of Purchaser’s Earnout Calculation (such notice, an “Earnout Disagreement Notice”) accompanied by (A) supporting documents, work papers, and other data setting forth in reasonable detail the basis for such Active Shareholder’s disagreement with Purchaser’s Earnout Calculation and (B) a certificate signed by such Active Shareholder certifying that the Earnout Disagreement Notice was delivered in accordance with this Section 2.3(b).  Failure of the Active Shareholders to deliver a Disagreement Notice by such date and time shall be deemed to constitute final and conclusive acceptance of all parties hereto of the Earnout Payment set forth in Purchaser’s Earnout Calculation for purposes of this Agreement

(iv)   If an Active Shareholder timely provides an Earnout Disagreement Notice, the Purchaser and Active Shareholders shall attempt to resolve such disagreement in good faith through discussions and negotiations for a period of at least thirty (30) days.  Following the expiration of such thirty (30) day period, either Purchaser or either Active Shareholder may submit the matter to a mutually-agreeable accounting firm as designated arbitrator, for final resolution.  The amount of the Earnout Payment determined by such arbitrator shall be final and binding on all parties hereto.

(v)   In connection with the Earnout Payment, at the Closing, Purchaser shall issue an aggregate of 2,000 shares of Series G Preferred Stock of Purchaser (the “Preferred Stock”) with terms and conditions as set forth in a Certificate of Designation (the “Certificate of Designation”) substantially in the form of Exhibit B hereto (such shares of Preferred Stock, the “Earnout Shares”).  Sellers agree that that, as and when Purchaser makes any payment required by this Section 2.3(b), a number of Earnout Shares equal to (A) the amount of such payment divided by (B) $1,000 (with any resulting fractional shares calculated to the nearest three decimal places) shall be automatically cancelled without further action.  In the event of any such cancellation, Sellers agree to promptly return any certificate(s) representing Earnout Shares to be marked as “cancelled” (and if less than all Earnout Shares were cancelled, reissuance for the balance of the Earnout Shares that remain outstanding).  If the Earnout Payment, as finally determined, is less than $2,000,000, any outstanding Working Capital Shares shall be cancelled upon such final determination.  In the event of any redemption of Earnout Shares, the amount of the Earnout Payment owed by Purchaser pursuant to this Agreement shall be reduced by the amount of such redemption.  In the event of any conversion of Earnout Shares into shares of Purchaser’s Common Stock, the amount of the Earnout Payment owed by Purchaser pursuant to this Agreement shall be reduced by the fair market value of the shares into which such Earnout Shares were converted (with the fair market value deemed to be as the lowest closing trading price for the thirty days following conversion).

(c)   Working Capital Adjustment.  The Purchase Price shall be adjusted in accordance with this Section 2.3(c) as follows:

(i)   Within thirty (30) days after the Closing Date, the Active Shareholders shall deliver to Purchaser a proposed final Net Working Capital Amount as of the Closing Date (the “Net Working Capital Proposal”).  The Net Working Capital Proposal shall be calculated using the same methods and assumptions as were used in preparing the Financial Statements and in accordance with GAAP and this Section 2.3(c), and shall be accompanied by supporting documents, work papers, and other data setting forth in reasonable detail the Active Shareholders’ calculation of the Net Working Capital Amount.

(ii)   If Purchaser objects to the Net Working Capital Proposal, it shall deliver a written notice to the Active Shareholders to such effect no later than 5:00 p.m. Eastern Time on the fifth (5th) day following delivery of the Net Working Capital Proposal (such notice, a “Disagreement Notice”) accompanied by (A) supporting documents, work papers, and other data setting forth in reasonable detail the basis for such Purchaser’s disagreement with the Net Working Capital Proposal and (B) a certificate signed by Purchaser certifying that the Disagreement Notice was delivered in accordance with this Section 2.3(c).  Failure of Purchaser to deliver a Disagreement Notice by such date and time shall be deemed to constitute final and conclusive acceptance of all parties hereto of the Net Working Capital Amount set forth in the Net Working Capital Proposal as the Net Working Capital Amount for purposes of this Agreement.

(iii)          If Purchaser timely provides a Disagreement Notice, the Purchaser and Active Shareholders shall attempt to resolve such disagreement in good faith through discussions and negotiations for a period of at least five (5) days. Following the expiration of such five (5) day period, either Purchaser or either Active Shareholder may submit the matter to a mutually-agreeable accounting firm as designated arbitrator, for final resolution on an expedited basis. The amount of the Net Working Capital Amount determined by such arbitrator shall be final and binding on all parties hereto.

(iv)   Following the Closing, Purchaser agrees to cause the Company Entities, on a weekly basis, to transfer to one or more accounts designated by the Active Shareholders, an amount of cash specified below of the amount of any Receivables that are related to pre-Closing activities of the Company Entities (“Pre-Closing Receivables”) that are actually collected by the Company Entities during such weekly period, provided that the maximum aggregate amount of cash the Company Entities shall be obligated to pay to the Sellers pursuant to this Section 2.3(c)(viii) shall equal the Net Working Capital Amount and the $1,046,000 part of the Initial Purchase Price referenced in Section 2.3(a)(ii) and evidenced by the Note (together the “Initial Purchase Payment”).  During the first five weeks immediately after Closing, on the Wednesday of each week, the Sellers shall be paid from said amounts collected, 50% of the Pre-Closing Receivable collected that week.  At the end of the five week period the parties shall determine the balance of the Initial Purchase Payment.  The balance of the Initial Purchase Payment shall then be divided by three and the quotient thereof shall be paid in three (3) equal installments during weeks six (6) through eight (8).  In the event that cash in excess of the Initial Purchase Payment is transferred to such account(s) pursuant to this Section 2.3(c)(viii), the Sellers agree, on a joint and several basis, to promptly refund such overage to Purchaser.  If the amount paid is insufficient to pay the entire Initial Purchase Payment within the eight (8) week period then the remaining balance shall be paid at the rate of 100% of the amounts collected until the entire Initial Purchase Payment is paid.  To facilitate the transfer contemplated by this subsection: (A) each of Gary McGuire and Brad Kelly, together with Lawrence Sands or Dan Sullivan shall have signatory authority on the bank accounts of the Company Entities for so long as they are employed by Purchaser or a Company Entity; (B) the current bank accounts of the Company Entities with Bank Leumi and Hapolim Bank will be maintained for the purpose of collecting and paying the Parties their respective shares of Pre-Closing Receivables; (C) in the event Pre Closing Receivables are paid to another account, 50% of said funds shall promptly be paid to the Sellers by Purchaser; (D) Purchaser shall not advise or instruct Company customers to pay Pre Closing Receivables into a different account; (E) Purchaser shall not utilize the Bank Leumi and Hapolim Bank accounts for any purpose other than those set forth in this Section; (F) any wire, instructions, checks, negotiable instruments or any other means of transferring or withdrawing funds from  the Bank Leumi and Hapolim Bank or other accounts, if any, containing all or part of the Pre-Closing Receivables, in excess of $10,000 in a series of transactions or a single transaction must have two signatures from among Gary McGuire, Brad Kelly and either Lawrence Sands or Dan Sullivan; (G) any amounts paid by ADEX customers after the Closing shall be attributable to Pre-Closing Receivables up to the amounts of those Receivables attributable to that customer, provided that for purposes of clauses (A) and (F), Gary McGuire and Brad Kelly may act jointly (but not individually) without the consent of Lawrence Sands or Dan Sullivan, provided further that for purposes of clauses (A) and (F),that neither Lawrence Sands nor Dan Sullivan may act without the consent of either Gary McGuire or Brad Kelly.  The limitations and restrictions contained in clauses  (A) through (G) shall only survive until the Initial Purchase Payment has been paid in full, and shall terminate upon such payment.  Any portion of the Initial Purchase Payment that is attributable to the amounts owed pursuant to Section 2.3(a)(ii) shall, when paid, shall be deemed to be repayment of the Note, and shall reduce the principal amount of the Note (on a pro rata basis) on a dollar-for-dollar basis.

(v)   Subject to Section 11.6, following the final determination of the Net Working Capital Amount pursuant to Section 2.3(c)(ii) or 2.3(c)(iii), as applicable, Purchaser shall pay to Sellers an aggregate amount of cash equal to the difference, if any, between (A) such Net Working Capital Amount less (B) the aggregate amount of cash payments made pursuant to Section 2.3(c)(viii), with such payment to occur not later than sixty (60) days following such final determination.

(vi)          For purposes of this Agreement:

(A)   “Net Working Capital Amount” means the positive difference, if any, between the Current Closing Assets less the Current Closing Liabilities less the Employee Adjustment.

(B)   “Current Closing Assets” means the sum, as determined in accordance consistent with the preparation of the Company Entities’ historical financial statements on a consolidated basis, as of the Effective Date, of the Company Entities’:  (1) Work in Progress or Receivables earned but not yet billed by the Company Entities to their customers, (2) accounts receivable, (3) any other items on the Company Entities’ balance sheet that under GAAP would be characterized as current assets (other than cash or cash equivalents), (4) inventory (net of any related reserves), (5) prepaid expenses, (6) receivables from insurance claims, and (7) Taxes receivable for overpayment credits.  For purposes of clarification, the term “Current Closing Assets” shall not include any and all cash or cash equivalents including but not limited to the cash and cash equivalents which may be distributed by the Company Entities to the Sellers at Closing or used to repay Debt prior to the Closing (in each case, subject to Section 6.18).  Current Closing Assets shall not include any amounts due from Affiliates or Subsidiaries.

(C)   “Actual Current Closing Liabilities” means the sum, as determined consistent with the preparation of the Company Entities’ historical financial statements, as of the Effective Date, of: (1) the Company Entities’ accounts payable; (2) the Company Entities’ accrued expenses (excluding accrued expenses for contract labor costs referenced in Section 2.3(c)(B)(4) below for the preceding week before Closing); (3) the Company Entities’ other current liabilities that under GAAP would be characterized as short term liabilities. Without limiting the foregoing, (x) to the extent any Transaction Expense has not been paid prior to the Closing, it shall be considered and treated as an Actual Current Closing Liability for purposes of this Section 2.3(c)(viii)(B), and (y) the current portion of Debt (including all accrued and unpaid interest thereon) that constitutes Closing Payoff Debt shall not be considered or treated as a Current Closing Liability for purposes of this Section 2.3(c)(viii)(B) and shall instead be repaid as provided in Section 2.3(d). For the purpose of clarity each party shall bear its own transaction costs and expenses and the Purchaser may not charge any such costs of Purchaser to the Company which would have the effect of reducing the Purchase Price.

(D)   “Employee Adjustment” means the sum, without duplication, of (1) amount of the contract labor W-2 wages, headquarter employee salaries (other than those headquarter employees set forth on Schedule 2.3(c)), the employer portion of statutory fringes consisting of FICA, FUTA, Medicare, SUI and SDI, wire and other payroll expenses for foreign nation contract labor, and related direct fringe benefits for the employees, of the Company for the eight (8) weeks prior to the Closing Date, and (2) any severance or similar payments, including payments of accrued vacation, payable to employees of Company Entities that will not continue as employees following the Closing.  For the avoidance of doubt per diem payments shall not be considered wages, direct fringe benefits, statutory fringes or otherwise part of the Employee Adjustment.

(vii)         In connection with the payment of the Net Working Capital Amount, at the Closing, Purchaser shall issue an aggregate of 1,500 shares of Preferred Stock (such shares of Preferred Stock, the “Working Capital Shares”).  Sellers agree that that, as and when Purchaser makes any payment required by this Section 2.3(c) or Sellers transfer any Pre-Closing Receivable pursuant to Section 2.3(c)(iv), a number of Working Capital Shares equal to (A) the amount of such payment or the Pre-Closing Receivables transferred divided by (B) $1,000 (with any resulting fractional shares calculated to the nearest three decimal places) shall be automatically cancelled without further action.  In the event of any such cancellation, Sellers agree to promptly return any certificate(s) representing Working Capital Shares to be marked as “cancelled” (and if less than all Working Capital Shares were cancelled, reissuance for the balance of the Working Capital Shares that remain outstanding).  If the Net Working Capital Amount, as finally determined, is less than $1,500,000, any outstanding Working Capital Shares shall be cancelled upon such final determination.  In the event of any redemption of Working Capital Shares, the amount of the Net Working Capital Amount owed by Purchaser pursuant to this Agreement shall be reduced by the amount of such redemption.  In the event of any conversion of Working Capital Shares into shares of Purchaser’s Common Stock, the amount of the Net Working Capital Amount owed by Purchaser pursuant to this Agreement shall be reduced by the fair market value of the shares into which such Working Capital Shares were converted (with the fair market value deemed to be as the lowest closing trading price for the thirty days following conversion).

(d)           Closing Payoff Debt.  At the Closing, Purchaser or the Sellers shall repay the Closing Payoff Debt in the amounts and to the lender(s) indicated on the Payoff Letters.

 2.4           Purchase Price Allocation.  Purchaser and Sellers agree to the allocation of the Purchase Price (including as appropriate any assumed liabilities) between the Company Entities and further among the assets of ADEX Puerto Rico as set forth on Schedule 2.4 hereof, which is prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Legal Requirements, as appropriate).  The parties shall report for all Tax purposes and file all Tax Returns (including but not limited to IRS Form 8594) in a manner consistent with such allocation and shall take no Tax position inconsistent or contrary thereto.

 2.5           Withholding.  Purchaser (or any other Person responsible for withholding any amount with respect to any payment made under this Agreement) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as is required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law.  To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE ACTIVE SHAREHOLDERS

Each Active Shareholder represents and warrants to Purchaser as of the date of this Agreement, and as of the Closing Date, as follows:

3.1           Due Incorporation.  Except as referenced in Schedule 3.1, each Company Entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and possesses all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated and conducted.  Each Company Entity is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it or the business conducted by it requires such licensing or qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Company Entity.  No Company Entity owns, controls, or holds any equity interest in, directly or indirectly, any corporation, trust, joint venture, limited liability company or other Person and, in furtherance of the foregoing, owns no subsidiaries except as listed in Schedule 3.1.

 3.2           Authorization; Investment Intent; Ownership of Shares.

 (a)           Each Company Entity has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement and each Transaction Document constitutes, or upon execution will constitute, a valid and legally binding obligation of the Company Entities and each Seller, enforceable against the Company Entities and each such Seller in accordance with their respective terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity or otherwise.

 (b)           Schedule 3.2(b) hereof sets forth all outstanding Shares of the Company, Units of ADEX Puerto Rico and ADEXCOMM Shares of ADEXCOMM, in case, listing the record and beneficial holder thereof.  Each Seller is the sole record and beneficial owner of the Shares, ADEXCOMM Shares and/or Units set forth opposite its name on Schedule 3.2(b), all of which Shares, ADEXCOMM Shares and Units are owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.  There are no outstanding subscriptions, rights, options, warrants or other agreements obligating any Seller to sell or transfer to any third person any or all of the Securities owned by such Seller, or any interest therein.

 (c)           The authorized capital stock of the Company consists of 200 Shares, of which there are presently issued and outstanding 100 Shares, all of which are owned by the Sellers as and in the amounts set forth on Schedule 3.2(b).  The Company has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued shares of capital stock of the Company.  All of the issued and outstanding capital stock of the Company has been duly authorized and validly issued, fully paid and non-assessable, and was issued in compliance with applicable securities laws and are not subject to any right of rescission, right of first refusal or preemptive right.  No shares of capital stock of the Company are subject to vesting or repurchase rights.

 (d)           The authorized membership and equity interests in ADEX Puerto Rico consists of 200 Units, of which there are presently issued and outstanding 100 Units, all of which are owned by the Sellers as and in the amounts set forth on Schedule 3.2(b).  ADEX Puerto Rico has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued membership or equity interests of ADEX Puerto Rico.  All of the issued and outstanding Units of ADEX Puerto Rico have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with applicable securities laws and are not subject to any right of rescission, right of first refusal or preemptive right.  No membership or equity interests of ADEX Puerto Rico are subject to vesting or repurchase rights.

 (e)           The authorized capital stock of the ADEXCOMM consists of 200 shares of common stock, of which there are presently issued and outstanding 100 shares, all of which are owned by the Sellers as and in the amounts set forth on Schedule 3.2(b).  ADEXCOMM has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued shares of capital stock of ADEXCOMM.  All of the issued and outstanding capital stock of ADEXCOMM has been duly authorized and validly issued, fully paid and non-assessable, and was issued in compliance with applicable securities laws and are not subject to any right of rescission, right of first refusal or preemptive right.  No shares of capital stock of ADEXCOMM are subject to vesting or repurchase rights.

 3.3           Consents and Approvals.  No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by the Company Entities or Sellers and the consummation by the parties of the transactions contemplated hereby.  The execution, delivery and performance under this Agreement by the Company Entities or Sellers, does not and will not (i) violate or conflict with, result in a breach or termination of, result in any loss of rights or benefits under, constitute a default under, or permit cancellation of, any Contract, (ii) result in the creation of any Lien upon any of the Securities, or (iii) violate or conflict with any provision of the charter of a Company Entity.

 3.4           Financial Statements.  Except as set forth in Schedule 3.4, the Financial Statements are prepared in accordance with GAAP and present fairly the financial position, assets and liabilities of the Company Entities as of the dates thereof and the revenues, expenses, results of operations and cash flows of the Company Entities, for the periods covered thereby.  The Financial Statements are in accordance in all material respects with the books and records of the Company Entities, and do not reflect any transactions which are not bona fide transactions.  Except as set forth in Schedule 3.4 or in the Financial Statements, the Company Entities do not have any material liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than trade payables to third parties and accrued expenses incurred in the ordinary course of business consistent with past practice since the dates of the Financial Statements.  Schedule 3.4 includes true and complete copies of the Financial Statements.

 3.5           No Changes.  Except as listed on Schedule 3.5, since December 31, 2011, no Company Entity has (a) suffered any damage or destruction to, or loss of, any of its assets or properties (whether or not covered by insurance) individually or in the aggregate in excess of $10,000; (b) permitted the imposition of a Lien (other than Permitted Exceptions) on, or disposed of, any of its assets; (c) terminated or entered into any Material Contract; (d) cancelled, waived, released or otherwise compromised any trade debt, receivable or claim exceeding $10,000 individually or in the aggregate; (e) made or committed (in a binding manner) to make any capital expenditures or capital additions or betterments in excess of $10,000 individually or in the aggregate; (f) entered into, adopted, amended (except as may be required by Law and except for immaterial amendments) or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director, officer or employee or paid any benefit not required by any existing plan and arrangement (except for normal salary increases consistent with past practice) or entered into any contract, agreement, commitment or arrangement to do any of the foregoing; (g) disposed of or permitted the lapse in registration of any Intellectual Property; (h) experienced any material adverse change in its Receivables or its accounts payable; (i) changed its accounting methods, systems, policies, principles or practices; (j) incurred indebtedness (other than trade payables in the ordinary course of business consistent with past practice); or (k) experienced a Material Adverse Change.

 3.6           Title to Assets.  Sellers have good and marketable title to, and are the lawful owners of, the Shares, and the Shares constitute all of the issued and outstanding securities of the Company.  Other than the Shares, there are no securities, options, warrants, rights or other instruments or agreements pursuant to which additional equity of the Company would be required to be issued.  Sellers have good and marketable title to, and are the lawful owners of, the Units, and the Units constitute all of the issued and outstanding securities of ADEX Puerto Rico.  Other than the Units, there are no securities, options, warrants, rights or other instruments or agreements pursuant to which additional equity of ADEX Puerto Rico would be required to be issued.  The Sellers have good and marketable title to, and is the lawful owners of, all ADEXCOMM Shares, and such ADEXCOMM Shares constitute all of the issued and outstanding securities of ADEXCOMM.  Other than such ADEXCOMM Shares owned by the Sellers, there are no securities, options, warrants, rights or other instruments or agreements pursuant to which additional equity of ADEXCOMM would be required to be issued.  Except as disclosed on Schedule 3.6 (“Permitted Exceptions”), the Company Entities have good and marketable title to, and are the lawful owners of, the assets used in the Business.  No Person other than a Company Entity owns any material assets, properties or rights relating to or used in the Business.  This Agreement, together with any stock assignments and unit assignments delivered at the Closing by Sellers to Purchaser, are sufficient to transfer to Purchaser the entire right, title and interest, legal and beneficial, in the Securities, free and clear of all Liens.

 3.7           Real Property.

Except as set forth on Schedule 3.7, the Company Entities operate the Business at the Leased Real Property, and at no other locations, other than client sites.  Except for the Leased Real Property, no Company Entity is a party to any lease of any real property, whether as lessor or as lessee, and has no ownership of or other interest in any real property.

The Leased Real Property leases are in full force and effect and the Company Entities hold a valid and existing leasehold interest under such leases.  No Company Entity is in material default, and, to the knowledge of the Sellers, no circumstances exist which would result in such default (including upon the giving of notice or the passage of time, or both), under such lease, and no other party to such lease has the right to terminate or accelerate performance under or otherwise modify any of such lease.

3.8            Personal Property.  Except as disclosed on Schedule 3.8, to the knowledge of the Sellers, all of the tangible assets (whether owned or leased) used in connection with the Business, (a) are suitable for the purposes for which such assets are presently used, and (b) have been maintained and are in good working order.

3.9            No Third Party Options.  There are no agreements, options, commitments or rights with, of or to any Person (other than Purchaser) to acquire any of the assets, properties, rights, shares or other equity interests of any Company Entity.

 3.10         Intellectual Property.

 (a)           Schedule 3.10(a) sets forth a complete and accurate list of all Intellectual Property owned by the Company Entities as of the date hereof that are registered, recorded or filed in the name of any Company Entity with a Governmental Authority and all applications therefor, and all material unregistered Trademarks used by the Company or any of its Subsidiaries in the operation of the Business (“Company Registered IP”).  Each item of Company Registered IP is (i) in compliance with all applicable legal requirements and is current with its registration and maintenance requirements, and (ii) to the knowledge of Active Shareholders, the Company Registered IP is valid and enforceable.

 (b)           Except to the extent set forth on Schedule 3.10(b), the Company Entities either exclusively own, free and clear of all Liens, or has permission to use pursuant to a valid written agreement or other valid rights to use, all Intellectual Property material to, and used or held for use in the ordinary course of, the operation of its Business as presently conducted and presently proposed to be conducted (collectively, “Company IP Rights”).  The Company IP Rights comprise all of the Intellectual Property that is used in or necessary for the operation of the Business as currently conducted and presently proposed to be conducted.

 (c)           The operation of the Business of the Company has not, and does not, to the knowledge of the Active Shareholders, infringe or misappropriate any Intellectual Property of any Person, and to the knowledge of the Active Shareholders, no Person has infringed or misappropriated or is infringing or misappropriating any Company IP Rights.

 (d)           Except as set forth on Schedule 3.10(d), following the Closing, the Company Entities will be permitted to exercise all of the material rights under the Company IP Rights to the same extent the Company Entities would have been able to had the transactions contemplated by this Agreement not occurred.  Except as set forth on Schedule 3.10(d), all material Company Owned IP is, and immediately after the Closing Date, will be, fully transferable, alienable or licensable by the Company Entities without restriction and without payment of any kind to any Person, except as a result of any independent agreements or obligations of Purchaser.  No Company Entity has granted any exclusive licenses or rights of any kind in the Company IP Rights to any Person or holds rights to Company IP Rights jointly with any third Person.

 (e)           Except as set forth on Schedule 3.10(e), no Company Entity has entered into any agreement to settle or resolve any action, claim or dispute with respect to any Intellectual Property that is material to any Company Entity.  No Company IP Right is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by any Company Entity.

 (f)           The Company Entities have taken actions reasonably necessary to maintain and protect all of the material Company IP Rights, including all confidential and proprietary information and trade secrets pertaining thereto.  Except as set forth on Schedule 3.10(f), all agents, employees and independent consultants of the Company Entities employed or engaged in the five (5) years prior to the date hereof who have participated in or contributed to the development of any material Intellectual Property for any Company Entity have executed and delivered to the Company Entities a written assignment agreement that vests in a Company Entity exclusive ownership of all right, title and interest in and to any such Intellectual Property.

 (g)           The information technology systems used in connection with the operation of the Business (“IT Systems”) as a whole, are adequate and sufficient in all material respects for the conduct of the Business as currently conducted.  The Company Entities have taken commercially reasonable steps consistent with industry practice to protect the IT Systems from unauthorized access, use and damage.  The IT Systems have not suffered any material failures or defects and have functioned consistently and accurately in all material respects.

 (h)           Except as set forth on Schedule 3.10(h)(i), no software owned by the Company Entities incorporates any Public Software.  For purposes of this Agreement, “Public Software” means any software that contains, or is derived in any manner from, in whole or in part, any software that is distributed as freeware, shareware, open source software (e.g., Linux) or similar licensing or distribution models that (1) requires the licensing or distribution of source code to licensees, (2) prohibits or limits the receipt of consideration in connection with sublicensing or distributing any software, (3) except as specifically required to be permitted by applicable law, allows any Person to decompile, disassemble or otherwise reverse-engineer any software, or (4) requires the licensing of any Software to any other Person for the purpose of making derivative works.  Except as set forth on Schedule 3.10(h)(ii), no software owned by the Company Entities has been provided or disclosed in source code form to any Person (including without limitation, any escrow agents, employees and officers of the Company Entities).  To the extent any Company Entity has provided or disclosed any such source code, such provision or disclosure has been pursuant to a written confidentiality agreement adequate to protect the proprietary and confidential nature of such source code.

 3.11         Contracts.

 All of the Material Contracts are in full force and effect and constitute the legal, valid and binding obligations of a Company Entity and, to the knowledge of the Sellers, the other parties thereto.  All of the Material Contracts are enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and by equitable limitations on the availability of specific remedies.  No termination notice has been delivered by a Company Entity to any other party or, to the knowledge of Sellers, by any other party to a Company Entity , with respect to any Material Contract.  The Company has delivered to Purchaser true and complete copies of each written Material Contract and an accurate written description of any Material Contract not reduced to writing sufficient to identify the scope of service and material terms and conditions of said Material Contracts.

 Schedule 3.11 lists all the Contracts and arrangements of the following types to which a Company Entity is a party, by which it is bound, or to which any of its assets or properties is subject (including in each case which subsection(s) of this Section 3.11 to which such Material Contract is responsive):

 (a)           any Contract or arrangement of any kind with any employee, officer, director, shareholder or other equity interest holder;

 (b)           any Contract or arrangement with a broker, advertising agency, placement agent or other Person engaged in sales, marketing, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person;

 (c)           any Contract or arrangement of any nature (i) having an aggregate value in excess of $10,000 or (ii) of any value that is not terminable on notice of thirty (30) days or less;

 (d)          any indenture, credit agreement, loan agreement, note, mortgage, security agreement, letter of credit, loan commitment, guaranty, repurchase agreement or other Contract or arrangement relating to the borrowing of funds, an extension of credit or financing, pledging of assets or guarantying the obligations of any Person;

 (e)          any Contract or arrangement involving a Company Entity as a participant in a partnership, limited liability company, corporation, joint venture, strategic alliance, or other cooperative undertaking;

 (f)           any Contract or arrangement involving any restrictions on a Company Entity with respect to the geographical area of operations or scope or type of business;

 (g)          any Contract granting to any Person a right at such Person’s option to purchase or acquire any asset or property of a Company Entity (or interest therein);

 (h)          any Contract for capital improvements or expenditures in excess of $5,000 individually or $20,000 in the aggregate;

 (i)           any Contract for which the full performance thereof may extend beyond ninety (90) days from the date of this Agreement;

 (j)           any Contract not made in the ordinary course of business which is to be performed in whole or in part at or after the date of this Agreement;

 (k)           any Contract or arrangement relating to management support, facilities support or similar arrangement which, if breached, would have a Material Adverse Change on the Business;

 (l)            any Contract whereby any Person agrees (A) not to compete with a Company Entity or to solicit employees, clients or customers, or (B) to maintain the confidentiality of any information of a Company Entity;

 (m)          any Contract for the provision of consulting services of any type or nature and any arrangement for the payment of commissions, in each case, whether by or for a Company Entity;

 (n)           any Contract (a) under which the Company is granted a right or license to use the Intellectual Property of any Person (other than for generally commercially available software with a cost of not more than U.S. $15,000 per title) and (b) pursuant to which the Company has granted any right or license to any Person in respect of Company IP Rights; and

 (o)           any Government Bid or Government Contract.

 3.12         Permits.  Schedule 3.12 is a true and accurate list as of the date hereof of all Permits held by the Company Entities used in the Business.  Except for such Permits, there are no permits, licenses, consents or authorizations, whether federal, state, local or foreign, which are necessary for the lawful operation of the Business.  To the knowledge of the Active Shareholders, each Company Entity is in compliance in all material respects with all requirements and limitations under such Permits.  No employee, officer, director, equity holder, or manager of a Company Entity owns or has any interest in any such Permit; except as listed in Schedule 3.12.

 3.13         Insurance.  Schedule 3.13 contains an accurate and complete list as of the date hereof of all policies of fire, liability, errors and omissions, workmen’s compensation, public and product liability, title and other forms of insurance owned or held by the Company Entities, and a claims history for the past three years.  All such policies are in full force and effect and all applicable premiums, which are due and owing as of the Closing Date, have been paid.  No notice of cancellation or termination has been received with respect to any such policy.  No insurer has cancelled or refused to renew any insurance applicable to the Company Entities nor has any insurer applied any additional material restrictions to any existing insurance policy during the term of the policy or upon renewal.

 3.14         Employee Benefit Plans and Employment Agreements.

 (a)           Schedule 3.14(a) is a list as of the date of this Agreement of each “employee benefit plan,” as defined in Section 3(3) of ERISA and all other material employment contracts, and employee benefit plans, programs, policies and arrangements (including all collective bargaining, stock purchase, stock option, compensation, deferred compensation, pension, retirement, severance, termination, separation, vacation, sickness, health insurance, welfare and bonus plans, arrangements, and agreements) entered into, maintained or contributed to by a Company Entity for the benefit of continuing employees or other service-providers (or former employees or service-providers) of any Company Entity or with respect to which any Company Entity has any obligation or liability (collectively, the “Company Plans”).

 (b)           The Company has provided or made available to Purchaser true and correct copies of each of the Company Plans (including all amendments thereto) and all contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, to the extent such Company Plans are in written form (and, as to any Company Plan that is not in writing, a description of the material terms of such plan).  To the extent applicable, a true and correct copy of the most recent annual report, actuarial report, summary plan description, and Internal Revenue Service determination letter with respect to each of the Company Plans has been supplied or made available to Purchaser by the Company.

 (c)           With respect to each of the Company Plans that is an “employee pension benefit plan” (within the meaning of section 3(2) of ERISA):

 (i)           no Company Plan (and no other plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by a Company Entity or any current or former ERISA Affiliate of a Company Entity ) is or ever in the past was a multiemployer plan (as defined in section 3(37) of ERISA), a plan subject to title IV of ERISA, or a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.  As used herein, the term “ERISA Affiliate” means any Person that, together with the Company Entities, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code; and

 (ii)           each such Company Plan which is intended to be tax qualified under section 401(a) of the Code (and each related trust which is intended to be tax qualified under section 501(a) of the Code), is so qualified and has obtained a currently effective favorable determination and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter; and no event has occurred which would cause any such Company Plan to fail to so comply with such requirements.

 (d)           There are no actions, suits or claims pending or, to the knowledge of Sellers, threatened involving any Company Plan or the assets thereof (other than routine claims for benefits), and no audits, inquiries or proceedings pending or threatened by the IRS or other Governmental Authority with respect to any Company Plan.  Each Company Plan has been maintained and administered in all respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) ERISA and the Code, which are applicable to such Company Plan.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Plans have in all material respects been timely made or accrued.  No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan.  No Company Plan provides, or reflects or represents any liability to provide, health or welfare benefits with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with a Company Entity (other than coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code).

(e)           There is no contract, plan or arrangement covering any employee or former employee of a Company Entity that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by a Company Entity by reason of Section 280G of the Code.  For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Plan, (2) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Company Plan, or (3) trigger any obligation to fund any Company Plan.

(f)           With respect to each Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (1) such plan has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder; (2) the document or documents that evidence each such plan have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (3) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.  No stock option covering securities of any Company Entity (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(g)           Except as set forth on Schedule 3.14(g), no Company Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Plan, a “Foreign Benefit Plan”).  With respect to any Foreign Benefit Plans, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Authority, (B) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the Financial Statements, and (C) no material liability or obligation of the Company exists with respect to such Foreign Benefit Plans that has not been disclosed on Schedule 3.14(g).

3.15           Employees.  Schedule 3.15(a) contains a true, complete and accurate list of the names, titles, annual compensation, all bonuses and similar payments (including any equity compensation) made or owed for the current and preceding year, accrued vacation as of the date hereof, and employer for each director, officer, manager and employee of the Company Entities, excluding any contract employees who are employed for unfixed or indefinite durations.  Except as disclosed on Schedule 3.15(b), there is no, and during the past two years there has been no, labor strike, picketing, dispute, slow-down, work stoppage, union organization effort, grievance filing or proceeding, or other labor difficulty actually pending or, to the knowledge of Sellers,  threatened against or involving any Company Entity.  No Company Entity is a party to any collective bargaining agreement, there are no labor unions or other organizations representing any employee of a Company Entity, and to the knowledge of Sellers, no labor union or organization is engaged in any organizing activity with respect to any employee of a Company Entity.  In the three years prior to the Closing Date, no Company Entity has effectuated a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (or any similar state, local or foreign law) or a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign law) affecting any site of employment or facility of a Company Entity.  Neither any Company Entity, nor the Sellers, has received written notice that any of the Company’s current key employees (including, without limitation, any division manager or individual listed on the management presentation delivered to Purchaser in March 2012 by the Company) intends to terminate his employment with a Company Entity or would not be willing to work for Purchaser or a Company Entity or once it is owned by Purchaser. Each Company Entity has complied, and is presently in compliance in all material respects with all Laws relating to employment.

3.16           Taxes.

(a)           Except for current Taxes not due and payable through Closing (such Taxes to be paid when due by Sellers), each of the Company Entities has paid to, and where necessary collected or withheld and remitted to, the proper Governmental Authority, all Taxes related to taxable periods or portions thereof ending on or prior to the Closing (including governmental charges, assessments and required contributions of Company).

(b)           The Company Entities have filed all Tax Returns which are required to be filed and all such Tax Returns are complete and accurate in all material respects.  All unpaid Taxes of any of the Company Entities for periods through the Date of the Financial Statements are reflected on the balance sheets of the Company Entities.  None of the Company Entities has any liability for Taxes accruing after the Financial Statements other than Taxes accrued in the ordinary course of business and which are not yet due.

(c)           There is no, and there has never been any, action, suit, investigation, audit, claim, collection or assessment pending or, to the knowledge of the Sellers, proposed or threatened, with respect to any Tax Return or Taxes of any Company Entity.  No claim has ever been made by a Taxing authority in a jurisdiction where any of the Company Entities is not paying Taxes or filing Tax Returns asserting that any of the Company Entities is or may be subject to Taxes assessed by such jurisdiction.  There are no Liens for Taxes upon the assets of any of the Company Entities except Liens relating to current Taxes not yet due.

(d)           No Company Entity is (or has ever been) a party to any tax sharing agreement, tax indemnity agreement or tax allocation agreement, or has assumed the Tax liability of any other Person under contract.

(e)           No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”).

(f)           ADEX Puerto Rico is and has always been treated as a partnership for U.S. federal income Tax purposes.

(g)           None of the Company Entities has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (i) within the three (3)-year period ending as of the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(h)           None of the Company Entities has ever been a member of an affiliated group filing consolidated Tax Returns.  None of the Company Entities has any actual or potential Liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person.

(i)           There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by any of the Company Entities in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(j)            None of the Company Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date; (ii) prepaid amount received on or prior to the Closing Date; (iii) closing agreement entered into with a taxing authority; (iv) election under Code Section 108(i); or (v) any intercompany transaction under the Treasury Regulations or similar state, local or foreign law.

(k)           There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company Entities may be subject.

(l)             None of the Company Entities has engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(m)           The Company Entities are in compliance with all terms and conditions of any Tax exemptions, or order of a foreign government and the transactions contemplated by this Agreement shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or orders.

(n)    There is no limitation on the utilization by any Company Entity of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of foreign state or local law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

(o)    No Seller holds equity in the Company Entities that is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any Seller of any portion of the consideration payable pursuant to this Agreement will result in compensation or other income to such Seller with respect to which the Purchaser or the Company Entities would be required to deduct or withhold any Taxes.

(p)           For purposes of this Section 3.16, any reference to the Company Entities shall apply equally to any subsidiary of such Company Entities.

3.17        No Defaults or Violations.  Except as disclosed on Schedule 3.17:

(a)          To the knowledge of Sellers, no Company Entity is in breach or default under the terms of any Material Contract to which it is a party or by which it is bound, no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a material breach or default by a Company Entity under any such Material Contract, and, to the knowledge of the Sellers, no other party to any such Material Contract is in breach or default under any such Material Contract.

(b)          Except for environmental matters (which are covered by Section 3.18), to the knowledge of Sellers, the Company Entities are in material compliance with, and no violation exists under, any material Laws applicable to the Company Entities or the operation of the Business.

(c)          No notice from any Governmental Authority has been received within the past two years claiming any violation of any Law or requiring any work, construction (other than pursuant to sales contracts with Governmental Authorities), or expenditure, or asserting any Tax, assessment or penalty, with respect to a Company Entity.

3.18          Environmental Matters.

(a)          To the knowledge of Sellers, each Company Entity is complying in all material respects with all applicable Environmental Laws and Orders, which compliance includes the possession and maintenance of all material Environmental Permits that are necessary for the operation of the Business.

(b)          No Company Entity is a party or otherwise subject to any action, litigation, claim, suit, mediation, arbitration, inquiry, government or other investigation or proceeding of any nature nor, to Sellers’ knowledge, is any of the foregoing threatened, against a Company Entity that relates to any Environmental Laws or Orders or any Hazardous Substance.

(c)           To the knowledge of Sellers, there are no material Environmental Liabilities of the Company Entities.

 3.19           Litigation.  Except as disclosed in Schedule 3.19, there are no actions, litigation, claims, suits, mediations, arbitrations, inquiries, government or other investigations or proceedings of any nature pending or, to the Sellers’ knowledge, threatened against any Company Entity or, with respect to the operation of the Business, any of their officers, directors, or shareholders.

 3.20           Related Parties.  Except as disclosed on Schedule 3.20, no Seller has any direct or indirect interest in any other Person which conducts a business similar to the Business, or in any customer or supplier of a Company Entity.

 3.21           Receivables.  All Receivables have arisen from bona fide transactions in the ordinary course of business.

 3.22           Brokers. Except for Q Advisors, neither the Company, nor Sellers, have used any broker or finder in connection with the transactions contemplated hereby.

 3.23           Business Practices. No Company Entity, nor, to the knowledge of the Sellers, any of their directors, officers, agents or employees has, for or on behalf of a Company Entity (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made, authorized, promised or offered to make any unlawful payments of money or other things of value to foreign government officials or employees or related parties, or to foreign political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) knowingly made any other payments in violation of applicable Law.

 3.24           Export Controls.  The Company Entities have at all times conducted their export and related transactions in all material respects in accordance with (i) all applicable U.S. export, re-export, and anti-boycott laws and regulations, including the Export Administration Regulations, the Arms Export Control Act and International Traffic in Arms Regulations, and U.S. economic sanctions laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and (ii) all other applicable import and export controls in the other countries in which the Company conducts business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, represents and warrants to Purchaser as of the date of this Agreement, and as of the Closing Date, as follows:

 4.1           Authorization; Investment Intent; Ownership of Shares.

 (a)           Such Seller has the capacity to enter into this Agreement and the Transaction Documents, and to consummate the transactions contemplated hereby.  This Agreement and each Transaction Document constitutes, or upon execution will constitute, a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity or otherwise.  If such Seller is married and the Securities held by such Seller constitute community property under applicable Laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Seller’s spouse.

 (b)           Such Seller is the sole record and beneficial owner of the Shares, ADEXCOMM Shares and/or Units set forth opposite his name on Schedule 3.2(b), all of which Shares, ADEXCOMM Shares and Units are owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.  There are no outstanding subscriptions, rights, options, warrants or other agreements obligating such Seller to sell or transfer to any third person any or all of the Securities owned by such Seller, or any interest therein.

 (c)           Such Seller understands that the shares of Preferred Stock (and any shares of common stock issued or issuable upon conversion thereof) have not been registered under the Act, and that such shares may not be sold, assigned, pledged, transferred or otherwise disposed of unless the such shares are registered under the Act or an exemption from registration is available.  Such Seller represents and warrants that (i) he is an “accredited investor” as such term is defined in Rule 501 of Regulation D and (ii) he is acquiring the shares of Preferred Stock (and any shares of common stock issued or issuable upon conversion thereof) for his own account, for investment, and not with a view to the sale or distribution of such shares except in compliance with the Act.  Such Seller is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Preferred Stock (and any shares of common stock issued or issuable upon conversion thereof).  Such Seller believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Preferred Stock (and any shares of common stock issued or issuable upon conversion thereof).  Such Seller further represents that it has had an opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of the offering of the Preferred Stock (and any shares of common stock issued or issuable upon conversion thereof).  Each certificate representing the Preferred Stock (and any shares of common stock issued upon conversion thereof) will have the following or substantially similar legend thereon:

 “The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws.  The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Act unless, in the opinion of counsel satisfactory to the Company, registration is not required under the Act or any applicable state securities laws.”

 4.2           Consents and Approvals.  No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by such Seller and the consummation by the parties of the transactions contemplated hereby.  The execution, delivery and performance under this Agreement by such Seller , does not and will not (i) violate or conflict with, result in a breach or termination of, constitute a default under, or permit cancellation of, any Contract, (ii) result in the creation of any Lien upon any of the Securities, or (iii) violate or conflict with any provision of the charter of a Company Entity.

 4.3           Brokers. Except for Q Advisors, such Seller, has used not used any broker or finder in connection with the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

 Purchaser represents and warrants to the Company and Sellers, as of the date of this Agreement, and as of the Closing Date, as follows:

 5.1           Due Incorporation.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted.

 5.2           Due Authorization.  Purchaser has full power and authority to enter into this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby without the necessity of any third party approval or for which all necessary third party approvals have been duly obtained.  The execution, delivery and performance by Purchaser of this Agreement have been duly and validly approved by all necessary corporate action and no further corporate action is necessary.  Purchaser has duly and validly executed and delivered this Agreement.  This Agreement and the Transaction Documents constitute the legal, valid and binding obligation of Purchaser, enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or (b) equitable limitations on the availability of specific remedies.

 5.3           Consents and Approvals.  No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby or thereby, other than the items required to be described in Schedule 5.3.  The execution, delivery and performance by Purchaser of this Agreement do not (i) violate or conflict with, result in a breach or termination of, constitute a default under, or permit cancellation of any material Contract to which Purchaser is a party or to which any of its assets is subject, (ii) violate or conflict with any provision of Purchaser’s charter, (iii) result in any breach or termination of, or constitute a default under, or constitute an event which notice or lapse of time, or both, would become a default under, or result in the creation of any lien upon any asset of the Purchaser under, or create any rights of termination, cancellation or acceleration in any Person or entity under any material Contract or violate any order, writ, injunction or decree, to which Purchaser is a party or by which Purchaser or its assets, business or operations receive benefits, or result in the loss or adverse modification of any material license, franchise, permit or other authorization granted to or otherwise held by Purchaser that is material or otherwise held by Purchaser that is material to the business or financial condition of Purchaser.

 5.4           Legal Proceedings.  There are no legal, administrative, arbitral or other actions, claims, suits or proceedings or investigations instituted or pending or threatened against Purchaser, or any subsidiary or parent company of Purchaser, or against any property, asset, or rights or interest of Purchaser, in or to any stock owned by Purchaser, in each case that would materially affect Purchaser’s ability to consummate the transactions contemplated hereby.

 5.5           Other Matters.  Purchaser has not taken nor agreed to take any action, or has any knowledge of any fact or circumstances, that Purchaser believes would materially impede or delay the consummation of the transactions contemplated hereby.

 5.6           Compliance with Laws. Purchaser represents that it is in compliance with all Laws including all laws regulating the purchase, issuance, registration sales of securities thereunder, in each case where the lack of compliance would materially affect Purchaser’s ability to consummate the transactions contemplated hereby.

 5.8           Investment Banking; Brokerage.  There are no claims for investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation in connection with the transactions contemplated hereby payable by the Purchaser or any of its Affiliates or based on any arrangement or Contract made by or on behalf of the Purchaser or any of its Affiliates.

 5.9           Capitalization.

(a)           The Preferred Stock to be issued to the Sellers has been, or on or prior to the Closing will have been, duly authorized by all necessary corporate and shareholder actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be issued in violation of the pre-emptive or similar rights of any person. Purchaser understands and agrees that the Preferred Stock is not registered under the Act or applicable state or federal securities law or any stock exchange, are not freely transferable or resalable and are not registered with the United States Securities and Exchange Commission (“SEC”).

(b)           The authorized capital stock of Purchaser consists of 500,000,000 shares of common stock, of which there are 168,737,602 shares currently issued and outstanding and 50,000,000 shares of preferred stock, of which (i) 20,000,000 shares have been designated as Series A Convertible Preferred Stock, 2,000,000 shares of which are currently issued and outstanding, (ii) 60,000,000 shares have been designated as Series B Redeemable Preferred Stock, 315 shares of which are currently issued and outstanding, (iii) 1,500 shares have been designated as Series C Convertible Preferred Stock, 1,500 shares of which are currently issued and outstanding, and (iv) 1,500 shares have been designated as Series D Convertible Preferred Stock, 565.67 shares of which are currently issued and outstanding. Purchaser has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued shares of capital stock of Purchaser that is not disclosed in the Purchaser’s public filings with the SEC or set forth on Schedule 5.9(b).  All of the issued and outstanding capital stock of Purchaser has been duly authorized and validly issued, fully paid and non-assessable, and was issued in compliance with applicable securities laws.

ARTICLE VI

COVENANTS

 6.1           Preservation of Business.  Prior to the Closing Date, the  Active Shareholders shall cause each Company Entity to, and each Company Entity shall, operate only in the ordinary and usual course of business consistent with past practice and: (a) use all commercially reasonable efforts to preserve intact its present business organization and personnel; (b) maintain its assets in working order (reasonable wear and tear excepted) and condition and not sell or otherwise dispose of any assets without Purchaser’s prior written consent, except in the ordinary course of business; (c) use commercially reasonable efforts to preserve the goodwill and advantageous relationships with customers, clients, vendors, suppliers, independent contractors, employees and other Persons material to the operation of the Business; (d) use commercially reasonable efforts to not permit any action or omission which would cause any of the representations or warranties of the Active Shareholders contained herein to become inaccurate, or any of the covenants of Company Entities or the Sellers to be breached; (e) not terminate, modify or amend any Material Contract or any Company Plan or adopt or enter into any new Material Contract, other than in the ordinary course of business, or Company Plan, and not grant any new compensation or benefit to, or increase the level of compensation or benefits provided to, any employee or other service-provider of the Company; and (f) not enter into or become otherwise bound with respect to any license or royalty agreement for any of the Intellectual Property.

 6.2           Supplemental Information.  From time to time prior to the Closing, each Party shall promptly (and in any event within 24 hours) disclose in writing to the other any matter occurring after the date hereof which, if existing and known on the date hereof, would have been required to be disclosed to the other in a Schedule to this Agreement or which would render inaccurate any of the representations, warranties or statements set forth in Article III, Article IV or Article V hereof (each such disclosure referred to herein as a “Supplement”).  No Supplement provided pursuant to this Section, however, shall be deemed to cure any prior existing breach of any representation, warranty or covenant in this Agreement

 6.3           Confidentiality and Noncompetition.

 From and after the Closing, Sellers, severally, and not jointly and severally, shall not use for their own benefit or divulge or convey to any third party, any Business Confidential Information (as hereinafter defined).  For purposes of this Agreement, “Business Confidential Information” consists of all information, knowledge or data related to the operation of the Business or the Company that is not in the public domain or otherwise publicly available which has been treated as confidential by the Company.  Information that enters the public domain or is or becomes publicly available loses its confidential status hereunder so long as Sellers, directly or indirectly, do not improperly cause such information to enter the public domain.

 6.4           Each Active Shareholder acknowledges that (A) they hold certain competitive advantages in the marketplace which are valuable to Purchaser, (B) the Business is geographically diverse in scope, in that the Company has served clients located in various areas of the United States and (C) each Active Shareholder’s agreement to the provisions of Sections 6.4, 6.5 and 6.6 is a condition to Purchaser entering into this Agreement.

 6.5           For a period of 36 months after the Closing, other than as an employee of a Company Entity or Purchaser, no Active Shareholder shall, directly or indirectly, engage in the Business, or manage, operate, join, advise, be employed by, consult for, control, or work for a Competitor of Purchaser or of a Company Entity; provided, however, nothing herein shall limit or restrict any Active Shareholder from acquiring not more than three percent (3%) of the capital stock of a Competitor whose stock is publicly traded on a national securities exchange or the NASDAQ Stock Market or over-the-counter.  As used in this Section 6.5, “Competitor” means any Person or business unit or group of any Person whose business operations substantially similar to the Business or any material portion thereof, located anywhere in the United States (including Puerto Rico).

 6.6           For a period of 36 months after the Closing, no Active Shareholder shall (a) other than as an employee of a Company Entity or Purchaser, solicit the trade or business of, or trade with or perform services for, any Person who is or was, at any time from 12 months before the Closing, a client or customer of a Company Entity, either personally or on behalf of a Competitor, in any such case for purposes of engaging in the Business, (b) solicit or induce any person who is then an employee of Purchaser or a Company Entity or any other subsidiary of Purchaser to leave the employ of such entity for any reason whatsoever, or (c) hire any employee of Purchaser or a Company Entity or any other subsidiary of Purchaser; provided, however, that (i) Active Shareholders may hire an employee of Purchaser or a Company Entity or any other subsidiary of Purchaser who was terminated by Purchaser or a Company Entity or any other subsidiary of Purchaser or resigned from employment with Purchaser or such Company Entity or any other subsidiary of Purchaser so long as such Active Shareholder did not directly or indirectly influence such termination or resignation, and (ii) for purposes of clarification, with respect to Subsection (c) of this Section 6.6(c), the restrictions and prohibitions described herein shall not extend to prohibiting any Active Shareholder’s general advertising to the public (e.g., internet postings, phone book advertising, mailings, flyers, etc.), so long as any such mailer/flyer (or any similar mass advertising) is generally circulated and not merely targeted to the employees of the Company Entities or the Purchaser or any other subsidiary of Purchaser.

 6.7           If Purchaser defaults on a payment obligation to Sellers under this Agreement (whether or not such default is a result of the Subordination Agreement), and such default is not cured within the applicable cure period for payment, the obligations under the covenants in Sections 6.3, 6.4, 6.5 and 6.6 hereof and, at McGuire’s option, McGuire’s Employment Agreement shall be terminated in their entirety if such payment is not made within the existing default provisions.  If Purchaser materially breaches the other provisions of this Agreement (other than the payment obligations), and such material breach has not been cured within 30 days of notice to Purchaser of such material breach, the obligations under the covenants in Sections 6.3, 6.4, 6.5 and 6.6 hereof shall be terminated and, at McGuire’s option, McGuire’s Employment Agreement shall be terminated in its entirety.

 6.8            Public Announcement.  Except for public announcements or press releases that are required by disclosure laws of the U.S. Securities and Exchange Commission concerning the proposed purchase and sale transactions herein contemplated, no public announcement or press release announcing such transactions will be made without the joint written consent of Purchaser and the Sellers, with the consent of the Active Shareholders not to be unreasonably withheld.  Purchaser and the Active Shareholders shall cooperate on the form, content, timing and manner of any press release or releases issued in respect of this Agreement or such transactions.

 6.9            Use of Name.  From and after the Closing, Sellers will not directly or indirectly use in any manner any name, trade name, trademark, service mark or logo used by the Company Entities or any word or logo that is similar in appearance except for (i) use by ADEX Medical with regard to “AMS,” (ii) ADEX Medical may use the name “ADEX” in connection with its medical operations for up to two years following the Closing, provided that it has begun to transition to a different name within one year following the Closing, (iii) ADEX Medical may indicated that it was formerly known as “ADEX Medical,” (iv) ADEX Medical may use the name “ADEXElite” (as a single word) and (v) ADEX Medical shall not be required to update ongoing immigration-related applications that use the name “ADEX” in them.

 6.10          Access.  Company and Sellers will permit representatives of Purchaser from and after the date hereof up and through Closing to have full access at all reasonable times to the books, accounts, records, properties, operations, facilities, those clients and personnel pertaining to the Company and will furnish Purchaser with such financial and operating data concerning Company as Purchaser shall from time to time reasonably request.

 6.11          Transition and Cooperation.  From and after the Closing, (a) the Active Shareholders shall provide reasonable cooperation to transition to Purchaser the control and enjoyment of the Business and the Company Entities; and (b) Sellers shall promptly deliver to Purchaser all correspondence, papers, documents and other items and materials received by Sellers or found to be in the possession of Sellers or any third-party which pertain to the Company Entities or the assets of the Company Entities.

6.12           Parachute Payment Waivers.  The applicable Company Entity shall obtain prior to the initiation of the requisite shareholder approval procedure under Section 6.16 below, a waiver of the right to receive payments that could constitute “parachute payments” under Section 280G of the Code and regulations promulgated thereunder (a “Parachute Payment Waiver”), in a form reasonably acceptable to Purchaser, from each Person whom the Company and/or Purchaser reasonably believes is, with respect to such Company Entity, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure under Section 6.13, and whom the Company and/or Purchaser believes might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, and the Company shall have delivered each such Parachute Payment Waiver to Purchaser on or before the Closing Date.

 6.13           280G Stockholder Approval.  The applicable Company Entity shall use its reasonable best efforts to obtain the approval by such number of shareholders of such Company Entity as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 6.12 above, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

 6.15           Restriction on Transfer.  Each Seller agrees, prior to the effectiveness of a public offering of Purchaser’s securities pursuant to the Act on Form S-1 (a “Public Offering”), not to transfer, assign, encumber or otherwise make the subject of disposition any Preferred Stock except as provided herein, without the prior written consent of Purchaser.

 6.16           Subordination Agreement; Market Stand-Off Agreement.  Each Seller agrees that it is subject to the terms of the Subordination Agreement.  Notwithstanding the existence of the Subordination Agreement, the failure to make any payments due hereunder based on the Subordination Agreement will not serve to cure a default for the failure to pay on a timely basis. Each Seller hereby agrees that, during the period of duration specified by Purchaser and an underwriter of common stock or other securities of Purchaser, following the effective date of a registration statement of Purchaser filed under the Act in connection with Purchaser’s Public Offering, he shall not, to the extent requested by Purchaser and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of Purchaser held by him at any time during such period; provided, however, that (i) all then executive officers and directors of Purchaser enter into similar agreements, and such market stand-off time period shall not exceed one hundred eighty (180) days, subject to extension for no more than an additional 34 days as requested by the underwriters to ensure compliance with applicable FINRA rules related to the publishing of research reports.  To enforce the foregoing covenant, Purchaser may include an appropriate legend on any securities of Purchaser held by the Sellers and may impose stop transfer instructions with respect to the securities of Purchaser (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

 6.17           Employee Compensation. The Active Shareholders shall provide a true, complete and accurate list of the names, titles, annual compensation, all bonuses and similar payments (including any equity compensation) made or owed for the current and preceding year, accrued vacation as of the date hereof, and employer for each director, officer, manager and employee of the Company Entities, excluding any contract employees who are employed for unfixed or indefinite durations within thirty days from the date of Closing. Purchaser shall give Brad Kelly, Gary McGuire or any designee then employed by the Company access to all necessary and appropriate records in order to meet the requirements of this Section 6.17.

ARTICLE VII

POST CLOSING OPERATIONS

 7.1   During the Earnout Period, Purchaser shall:

 (a)           Retain the Ongoing Business in existence in full force and effect and maintain each Company Entity in good standing in each jurisdiction where the nature of the Ongoing Business requires the Company Entities to be qualified to do business;

 (b)           Cause the Company Entities to: carry on and maintain the Ongoing Business in the ordinary course of business and in substantially the same form, style and manner as heretofore operated by the Company Entities; perform, in all material respects all of the material agreements, leases and documents of the Company Entities in the ordinary course of business subsequent to the Closing; use their best efforts to preserve, intact, the relationships with their customers, employees and others having business relations with the Ongoing Business; and conform principles set forth in the definition of “EBITDA”;

 (c)           Cause the Company Entities, each fiscal quarter, to set aside an amount equal to the estimated Earnout payment for that quarterly period into a separate account that is noted as being available for payment to the Sellers, and not use such funds for any purpose other than satisfaction of Purchaser’s obligation to pay the Earnout Payment.

 7.2   Without limiting the generality of Section 7.1 and in furtherance and not in limitation thereof, the Purchaser shall, during the Earnout Period:

 (a)           Cause the Company Entities only to engage in the Ongoing Business engaged in by the Company Entities prior to the Closing and such other and further business lines to which any Active Shareholder may consent, such consent not to be unreasonably withheld;

 (b)           Promptly advise the Active Shareholders of any event, condition or occurrence which inhibits or limits or is likely to prevent, inhibit or limit Purchaser from satisfying, in full and on a timely basis, any material covenant, term or condition herein contained;

 (c)           Use its best efforts to obtain and/or maintain all licenses, consents or approvals (from every governmental or regulatory body, or other person) required to be obtained and/or held by Purchaser for or with respect to the Ongoing Business;

 (e)           Except as expressly provided herein to the contrary,  maintain a system of accounting established and administered in accordance with GAAP;

(i) within 30 days following the close of each fiscal quarter distribute to the Active Shareholders copies of the financial statements of the Ongoing Business as at the end of such fiscal quarter and for the 3 month period then ending; and

(ii) within 30 days following the close of the Earnout Period distribute to the Active Shareholders copies of the financial statements of the Ongoing Business at the end of such fiscal year and for the 12 month period then ending;

(f)           Obtain and maintain, or cause the Company Entities to obtain and maintain, adequate liability and other insurance to at least the same extent as maintained by the Company Entities prior to Closing; and

(g)           Maintain adequate working capital for the Company Entities, provided that any EBITDA set aside pursuant to Section 7.1(c) shall be deemed to be working capital available to the Company Entities for purposes of satisfying this covenant but said set aside sums may not actually be used as working capital once set aside.

 7.3    Without limiting the generality of Section 7.1 and in furtherance and not in limitation thereof, Purchaser shall not, during the Earnout Period (without the prior written consent of any Active Shareholder in each instance, which consent may be granted or withheld in the sole discretion of the Active Shareholders):

 (a)           Dispose of, discontinue or terminate, any line of business of the Ongoing Business that is profitable;

 (b)           Take or perform any action which would or might cause any representation or warranty made by Purchaser herein to be rendered inaccurate, in whole or in part, or which would prevent, inhibit or preclude the satisfaction, in whole or in part, of any covenant required to be performed or satisfied by Purchaser;

 (c)           Change the manner of managing or conducting the Ongoing Business and operations if such changes, if any, have a material adverse effect on the Ongoing Business;

 (d)           (i) engage effective as of the Closing any individuals within the Ongoing Business other than those approved by an Active Shareholder and at the respective compensation levels in effect as of the date of the Closing; (ii) engage, as an employee, consultant and/or independent contractor any person or entity to operate or manage the Ongoing Business (other than those persons currently managing the Ongoing Business); and (iii) other than to the Active Shareholders, permit any increase in the salary or other compensation payable or to become payable to any of Ongoing Business employees, or the declaration, payment or commitment or obligation of any kind, nature or description for the payment to any of them of a bonus or other additional salary or compensation to any person engaged in the Ongoing Business, provided that the restrictions in this subclause (d) shall only apply so long as each Active Shareholder remains in their current roles with respect to the Ongoing Business;

 (e)           Waive or release any right or claim of the Ongoing Business;

 (f)           Sell, lease, abandon, assign, transfer, license or otherwise dispose (including any agreement and/or option for or with respect to any of the foregoing) of any real property or tangible or intangible assets, property or rights or interest therein of the Ongoing Business;

 (g)           Amend, terminate or modify any material agreement or license of the Ongoing Business; or

 (h)           Except with McGuire while McGuire is employed by Purchaser or Company Entity, enter into any management agreement with any person or entity for the Ongoing Business to perform or supersede the job functions of McGuire as set forth in McGuire’s Employment Agreement.

 7.4    The Company Entities, Sellers and Purchasers acknowledge that there are pending applications for foreign nurses pending with the USCIS as listed in Schedule 7.4 under the name and sponsorship of the Company.  The Company through McGuire or his designees employed by the Company after the Closing agrees to take all actions necessary or proper to facilitate those applications until such time as ADEX Medical requests the Company to issue a letter of transfer to ADEX Medical or ADEX Medical’s designee. ADEX Medical shall reimburse Company for all costs and expenses, with the exception of Company employee wages incurred by the Company to comply with this Section.

 7.5    Offering.  Purchaser shall, within sixty (60) days after the Closing Date, (i) file an S-1 Registration Statement with the Securities Exchange Commission for an underwritten public offering and may also (ii) seek to enter into a PIPE or other equity financing transaction that would provide funds sufficient to redeem all Earnout Shares, and set aside such proceeds in amount equal to the redemption price of all Earnout Shares for the purpose of paying the Earnout when due.

 7.6    ADEXCOMM.  Sellers, the Company and Purchaser shall use commercially reasonable efforts to cause ADEXCOMM to be reinstated such that it is validly existing and in good standing under the laws of its jurisdiction of incorporation as soon as possible, and in any event within 8 weeks of the Closing.  At such time as ADEXCOMM is validly existing and in good standing, it shall re-execute and affirm its representations and obligations under this Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under Article II of this Agreement are subject to the satisfaction of the following conditions precedent on or before the Closing, unless waived in writing by Purchaser in its sole discretion:

 8.1           Warranties True.  The representations and warranties of the Active Shareholders contained herein shall have been accurate, true and correct in all material respects (except in the case of any representation or warranty which itself is qualified by materiality or Material Adverse Effect or Change, which representation and warranty must be accurate, true and correct in all respects) on and as of the date of this Agreement, and, except to the extent such representations and warranties specifically speak as of an earlier date, shall also be accurate, true and correct in all material respects on and as of the Closing Date, and the representations and warranties of the Sellers in Article IV shall have been accurate, true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date.

 8.2           Compliance with Covenants.  The Company Entities and Sellers shall have performed and complied in all material respects with all of their respective covenants, obligations and agreements contained in this Agreement to be performed by them on or prior to the Closing Date.

 8.3           Consents; Approvals.  Purchaser shall have received written evidence to the reasonable satisfaction of Purchaser that all consents and approvals of any Governmental Authorities required, if any, for Purchaser’s consummation of the transactions contemplated hereby, ownership of the Company and operation of the Business have been obtained by Company.

 8.4           No Action.  No order of any court or Governmental Authority shall have been entered that enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated by this Agreement.  No governmental action shall be pending or threatened that seeks to enjoin, restrain, prohibit or obtain damages with respect to this Agreement or the complete consummation of the transactions contemplated by this Agreement.  No governmental investigation shall be pending or threatened that might result in any such order, suit, action or proceeding.

 8.5           Closing Deliveries.  Purchaser shall have received, in form and substance reasonably satisfactory to Purchaser, such agreements, documents, instruments and certificates as shall be reasonably requested by Purchaser to consummate the transactions contemplated hereby to and convey to Purchaser all of the Shares as contemplated herein, including the following duly executed instruments:

 (a)           all consents listed on Schedule 3.3, except for the Regulatory Approvals, if any;

 (b)           a good standing certificate for each Company Entity, dated within 5 days of the Closing Date;

 (c)           Stock Certificates relating to the Shares and the ADEXCOMM Shares and Unit Certificates relating to the Units;

 (d)           a Secretary’s Certificate of each Company Entity, certifying as to resolutions adopted by the Board of Directors of such Company Entity approving the transactions described herein;

 (e)           an employment agreement between McGuire and the Company on terms satisfactory to Purchaser, including, but not limited to, the following terms and conditions:

 (i)           one year from Closing Date term;

 (ii)          $225,000 in salary;

 (iii)         10% bonus tied to an increase in EBITDA over a threshold amount (“McGuire’s Employment Agreement”);

 (f)           a payoff letter or similar documentation, in form reasonably acceptable to Purchaser, with respect to all Closing Payoff Debt, which letters (each a “Payoff Letter”) provide for the full satisfaction of all obligations related to the Closing Payoff Debt, and with respect to any secured Closing Payoff Debt, the release of all Liens relating to such Closing Payoff Debt, in each case following satisfaction of the terms contained in such Payoff Letters; together with executed UCC-2 or UCC-3 termination statements (or any other applicable termination statement) executed by each Person holding Closing Payoff Debt that provides for a security interest in any assets of a Company Entity;

 (g)           a confidentiality agreement, in form reasonably acceptable to Purchaser, executed by ADEX Medical, ADEX Telecom, Inc. and ADEX LLC; and

 (h)           a subordination agreement substantially in the form of Exhibit C executed by each Seller (the “Subordination Agreement”).

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers under Article II of this Agreement are subject to the satisfaction of the following conditions precedent on or before the Closing, unless waived by either Active Shareholder in their sole discretion:

 9.1           Warranties True.  The representations and warranties of Purchaser contained herein shall have been accurate, true and correct in all material respects (except in the case of any representation or warranty which itself is qualified by materiality, which representation and warranty must be accurate, true and correct in all respects) on and as of the date of this Agreement, and except to the extent such representations and warranties specifically speak as of an earlier date, shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Purchaser on and as of the Closing Date, except that with respect to accuracy as of the Closing Date, the representations and warranties in Section 5.9(b) shall be modified in that Purchaser may take the following actions prior to Closing: (i) issuance of up to 400 additional shares of Series D Convertible Preferred Stock, (ii) designation of up to 3,500 shares of Series E Preferred Stock, and issuance of up to 3,000 shares of Series E Preferred Stock, (iii) designation and issuance of up to 4,800 shares of Series F Preferred Stock, and (iv) designation of 3,000 shares of Series G Preferred Stock, and which actions, if taken, shall be deemed to modify the representations in Section 5.9(b) for purposes of satisfying this closing condition.

9.2           Compliance with Agreements and Covenants.  Purchaser shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

 9.3           No Action.  No court or governmental order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.  No governmental action shall be pending or threatened that seeks to enjoin, restrain, prohibit or obtain damages with respect to this Agreement or the complete consummation of the transactions contemplated by this Agreement.  No governmental investigation shall be pending or threatened that might result in any such order, suit, action or proceeding.

 9.4           Closing Deliveries.  The Company shall have received, in form and substance reasonably satisfactory to the Company, such agreements, documents, instruments and certificates as shall be reasonably requested by Sellers to consummate the transactions contemplated hereby, including the following duly executed instruments:

 (a)           Payment of the Cash Purchase Price;

(b)            a good standing certificate for the Purchaser, dated within 5 days of the Closing Date;

 (c)           a Secretary’s Certificate of Purchaser, certifying as to resolutions adopted by the Board of Directors of Purchaser approving the transactions described herein;

 (d)           McGuire Employment Agreement;

 (e)           An unconditional guarantee of payment of $1,046,000 and the Note from MMD Genesis LLC in the form annexed as Exhibit 9.4(e); and

 (f) The Note referred to in Section 2.3 (a)(ii) in the form annexed as Exhibit 9.4(f).

 9.5           Litigation.  At the Closing Date, there shall not be pending or threatened any litigation in any court or any proceeding before any governmental authority or arbitrator in which it is sought to restrain, invalidate, set aside or obtain damages in respect of the consummation of the purchase and sale of the Acquired Assets or the other transactions contemplated hereby.

 9.6           No Bankruptcy.  Purchaser shall not have entered, or have entered against it, an order of relief under the Bankruptcy Code.

ARTICLE X

TERMINATION

 10.1         Termination.  This Agreement may be terminated at any time on or prior to the Closing:

 (a)           By the written consent of either Active Shareholder and Purchaser;

 (b)           By written notice of either Active Shareholder or Purchaser, to the other, if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;

 (c)           By written notice of Purchaser or either Active Shareholder, to the other, if there shall have been a material breach of any covenant, representation or warranty by the other party (Sellers on the one hand, and Purchaser, on the other hand) hereunder, and such breach shall not have been remedied within five (5) Business Days after receipt of a notice in writing from the non-breaching party specifying the breach and requesting such be remedied.

 (d)           By written notice of Purchaser, on the one hand, or either Active Shareholder, on the other hand, to the other, if the Closing does not occur on or before September 20, 2012 (the “Termination Date”).  Any extensions of the Closing Date shall require the mutual written consent of either Active Shareholder and the Purchaser.

ARTICLE XI

INDEMNIFICATION

 11.1           Survival.  The representations and warranties of the parties in this Agreement or in any document delivered pursuant hereto shall survive the Closing until twelve (12) months after the date of the Closing, provided, however, that such time limitation shall not apply to the representations and warranties set forth at (a) Sections 3.1, 3.2, 3.3, 3.6, 3.14, 3.18, 3.22, 4.1, 4.2 and 4.3 (such representations and warranties to survive until the third (3rd) anniversary of the Closing), (b) Section 3.16 (such representations and warranties to survive until sixty (60) days following the expiration of the statute of limitations applicable to the Taxes in question).  After the end of the relevant survival period specified above, the parties’ obligations under Article XI with respect to such representations and warranties shall expire, terminate and shall be of no further force and effect unless a claim is made hereunder prior to the expiration of the relevant survival period and Sellers notified thereof during said period (but only to the extent of such claim).  Notwithstanding anything in this Agreement to the contrary, the parties’ covenants and agreements (but not representations) under this Agreement are not affected by the survival periods specified above.

 11.2           Indemnification by Sellers.  Subject to the limitations and conditions for indemnification contained in Section 11.7, the Active Shareholders, severally (based on the pro rata share of the Purchase Price each such Seller receives pursuant to this Agreement) and not jointly, agree to indemnify, defend and hold harmless each of the Purchaser and its Affiliates, and each of their officers, directors, employees and agents, and their heirs and successors, against any Losses, relating to or arising out of:

 (a)  any breach of any representation or warranty made by a Company Entity or the Active Shareholders in this Agreement (including the representations and warranties in Article III) or in any document delivered to Purchaser in connection with this Agreement by a Company Entity or an Active Shareholder;

 (b)  any breach of any representation or warranty made by such Seller in Article IV of this Agreement or in any document delivered to Purchaser in connection with this Agreement by such Seller;

 (c)  (i) any breach of any agreement, duty, obligation or covenant made by any Company Entity or by such Seller in this Agreement or in any document delivered to Purchaser in connection with this Agreement, (ii) compliance with, or resulting from, the actions contemplated by Section 7.4, or (iii) the failure of ADEXCOMM to be duly organized, validly existing or in good standing under the laws of its jurisdiction of incorporation, including any penalties or costs associated with remedying the same;

 (d)  any Pre-Closing Taxes of the Company Entities; and

 (e)  any Debt that is not repaid as Closing Payoff Debt in the manner provided by Section 2.3(d) hereof.

The Passive Shareholders shall, subject to the limitations of Section 11.7 below, indemnify the Purchaser severally (based on the pro rata share of the Purchase Price each such Seller receives pursuant to this Agreement) and not jointly, agree to indemnify, defend and hold harmless each of the Purchaser and its Affiliates, and each of their officers, directors, employees and agents, and their heirs and successors, against any Losses, relating to or arising out of the breach of any representation or warranty made by them pursuant to this Agreement or any Debt that is not repaid as Closing Payoff Debt in the manner provided by Section 2.3(d) hereof.

 11.3         Indemnification by Purchaser.  Purchaser agrees to indemnify, defend and hold harmless Sellers and each of their respective Affiliates, and their heirs and successors, against any Losses relating to or arising out of any breach of any representation or warranty or agreement, duty, obligation or covenant made by Purchaser in this Agreement, the Transaction Documents and any documents delivered after the Closing or any other breach of this agreement including but not limited to the failure to operate the Ongoing Business in accordance with Article VII, provided that notwithstanding anything to the contrary contained herein, Purchaser shall have no indemnification obligation related to any decline in the value or price of Purchaser’s securities, and any such decline in value shall be excluded from the definition of Losses pursuant to this Agreement.

 11.4         Procedures for Making Claims.  If and when a person entitled to indemnification hereunder (the “Indemnitee”) desires to assert a claim for Losses against any person obligated to provide indemnification hereunder (the “Indemnitor”), the Indemnitee shall deliver to the Indemnitor a certificate signed by its president or authorized agent, as the case may be (the “Notice of Claim”):  (i) stating that the Indemnitee has paid or accrued (or intends to pay or accrue) Losses to which it is entitled to indemnification pursuant to this Article XI and the amount thereof (to the extent then known); and (ii) specifying to the extent possible (A) the individual items of loss, damage, liability, cost, expense or deficiency included in the amount so stated, (B) the date each such item was or will be paid or accrued, and (C) the basis upon which Losses are claimed.  Such Notice of Claim shall be delivered within fifteen (15) days after the Indemnitee receives reasonable notice of such claim; provided, however, that a delay in giving notice shall only relieve the Indemnitor of liability to the extent the Indemnitor suffers actual prejudice because of the delay.  If the Indemnitor shall object to such Notice of Claim, the Indemnitor shall deliver written notice of objection (the “Notice of Objection”) to the Indemnitee within fifteen (15) days after delivery of the Notice of Claim.  The Notice of Objection shall set forth the grounds upon which the objection is based and state whether the Indemnitor objects to all or only a portion of the matter described in the Notice of Claim.  The Losses set forth in the Notice of Claim shall be payable to the Indemnitee within twenty (20) days of the expiration of such fifteen (15) day period without the necessity of further action.

11.5          Defense Procedure for Third Party Claims.  With respect to a claim by a third party (“Third Party Claim”), which, if successful, might result in an obligation of the Indemnitor to pay Losses, the Indemnitee shall give written notice together with a statement of any available information (other than privileged information) regarding such claim to the Indemnitor within fifteen (15) days after Indemnitee receives reasonable notice of such claim; provided, however, that a delay in giving notice shall only relieve the Indemnitor of liability to the extent the Indemnitor suffers actual prejudice because of the delay.  If the Indemnitor notifies Indemnitee that Indemnitor acknowledges its indemnification obligation with respect to such claim, the Indemnitor shall have the right, upon written notice to the Indemnitee (the “Defense Notice”) within fifteen (15) days after receipt from the Indemnitee of notice of such Third Party Claim, which notice by the Indemnitor shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnitee.

(a)           In the event that the Indemnitor shall not object to the Third Party Claim and shall also fail to give the Defense Notice, then it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnitee shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith without prior consent of the Indemnitor and the Indemnitor except for any provision not solely related to the payment of money will be liable for all costs, expenses, settlement amounts or other losses paid or incurred in connection therewith.

(b)           In the event that the Indemnitor does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnitor shall conduct such defense at its sole cost and expense.  The Indemnitee will cooperate with and make available to the Indemnitor such assistance and materials as it may reasonably request, all at the expense of the Indemnitor, and the Indemnitee shall have the right at its expense to participate in the defense assisted by counsel of its own choosing; provided, however, that the Indemnitee shall have the right to compromise and settle such claim only with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, delayed or conditioned.

(c)           Without the prior written consent of the Indemnitee, the Indemnitor will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation in the reasonable judgment of Indemnitee, injunctive relief or specific performance would be imposed against the Indemnitee.

(d)           The Indemnitor shall not be entitled to control, and the Indemnitee shall be entitled to have sole control over, the defense or settlement or any Third Party Claim to the extent that, in the reasonable opinion of the Indemnitee, such Third Party Claim seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnitee which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) of the Indemnitee (and the cost of such defense shall constitute an amount for which the Indemnitee is entitled to indemnification hereunder).
(e)           If a firm decision is made to settle a Third Party Claim, which Third Party Claim the Indemnitor is permitted to settle under Section 11.5(c), and the Indemnitor desires to accept and agree to such settlement, the Indemnitor will give written notice to the Indemnitee to that effect.  If the Indemnitee fails to consent to such settlement within fifteen (15) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnitor as to such Third Party Claim will not exceed the amount of such settlement offer.

(f)           Indemnifications payable with respect to Third Party Claims shall be paid by the Indemnitor upon (i) the entry of a judgment against the Indemnitee and/or Indemnitor and the expiration of any applicable appeal period; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnitee and/or Indemnitor; or (iii) a settlement with the consent of the Indemnitee, subject to conditions described in this Section 11.5.

11.6          Right of Setoff.  The parties agree that if any Seller elects to dispute (a “Dispute”) a claim for Losses by Purchaser (with the amount in question, the “Disputed Amount”), Purchaser shall not be obligated to make payments to Sellers pursuant to any Earnout Payment in an amount equal to the Disputed Amount (with any excess amount to be paid by Purchaser to Sellers as provided for pursuant to the terms of the Earnout Payment) until such time as the Dispute has been resolved pursuant to this Agreement.  The parties agree that any Disputed Amount shall be deposited with an independent third party escrowee mutually agreeable to the parties in an interest-bearing account and Purchaser shall not be deemed to be in breach or default of any obligation under this Agreement relating to such Disputed Amount so long as the Dispute remains unresolved and the Disputed Amount remains in escrow as provided in this Section 11.6.  Interest accrued on the amounts held in escrow shall be apportioned and paid to the parties in a manner consistent with the award of such court of competent jurisdiction.  In addition, if Purchaser has made a claim for Losses that is not disputed by Sellers, in lieu of making payments otherwise owed under the Earnout Payment provision to the Sellers and then collecting such Losses from the Sellers, the Sellers and the Purchaser agree that they may forfeit a portion of the Earnout Payment equal to such Losses.  Except as provided in this Section 11.6, Purchaser shall not have the right to setoff against any other payment due to Sellers pursuant to this Agreement.

11.7          Indemnification Limitations.

(a)           The amount of any claim for Losses by Purchaser and the other Indemnitees associated with Purchaser (“Purchaser Indemnitees”) for indemnification claims pursuant to Section 11.2(a) or 11.2(c) shall not be payable hereunder until such time as the aggregate amount of all Losses of Purchaser Indemnitees under this Agreement exceeds Fifty Thousand Dollars ($50,000) (the “Threshold Amount”); and thereafter only for Losses of Purchaser Indemnitees in excess of the Threshold Amount.  In no event shall the aggregate amount of liability of Sellers for Losses for indemnification claims pursuant to Section 11.2(a) or 11.2(c) exceed the sum of an amount equal to fifty percent (50%) of the portion of the Purchase Price actually received by Sellers.  The limitations provided in this Section 11.7(a) shall not apply to any indemnification claim pursuant to Section 11.2(b), (d) or (e).

(b)           The amount of any claim for Losses by any Seller and the other Indemnitees associated with the Sellers (“Seller Indemnitees”) shall not be payable hereunder until such time as the aggregate amount of all Losses of Seller Indemnitees under this Agreement exceeds the Threshold Amount; and thereafter only for Losses of Seller Indemnitees in excess of the Threshold Amount.  In no event shall the aggregate amount of liability of Purchaser for Losses exceed seventy-five percent (75%) of the Purchase Price.

(c)           If any event shall occur or circumstance shall exist which would otherwise entitle an Indemnitee to indemnification under this Article XI, no Losses shall be deemed to have been incurred or sustained by such Indemnitee to the extent of any insurance proceeds actually received by the Indemnitee or to which they are entitled in respect of the Losses (net of any deductible amounts).

(d)           Upon making any payment for Losses of an Indemnitee under this Article XI, the Indemnitor will, to the extent of such payment, be subrogated to all rights of the Indemnitee against any third party with respect to the Losses for which the payment relates.  In addition to any other obligation under this Agreement, the Indemnitee agrees to duly execute and deliver, upon request of the Indemnitor, all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights granted pursuant to this Section 11.7(d).

(e)           The sole and exclusive liability and responsibility of the parties hereunder in connection with the transactions described herein (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation or for any other reason), shall be as set forth in this Article XI; provided, however, that nothing in this Section 11.7(e) shall prohibit any party from obtaining specific performance or injunctive relief in respect of any covenant or obligation.

11.8          Treatment of Indemnity Payments.  Any payments made pursuant to this Article XI shall be treated as an adjustment to the Purchase Price for all income Tax purposes and none of the parties shall take a contrary position with respect to any Tax Return, audit or other proceeding.

ARTICLE XII

MISCELLANEOUS

 12.1         Expenses.  Except as otherwise expressly provided in this Agreement, each party hereto shall bear its own expenses with respect to the transactions contemplated hereby.

 12.2         [Intentionally Deleted]

 12.3         Amendment.  This Agreement may be amended, modified or supplemented only by written agreement of Purchaser and either Active Shareholder, provided that any amendment, modification or supplement that would uniquely and adversely affect any Seller shall also require the written agreement of such Seller.

 12.4         Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by personal-delivery, (b) on the date of transmission if sent by facsimile or other electronic transmission including email with electronic confirmation of successful transmission, (c) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (d) on the date of scheduled delivery if delivered by nationally recognized express mail or courier service:

 If to Purchaser, addressed as follows:

Genesis Group Holdings Inc.
Att:  Lawrence Sands, S.V.P.
2500 N. Military Trail
Boca Raton, Florida 33431Facsimile No.:  561-988-2307
lsands@digitalcomminc.com

 If to Sellers or Active Shareholders, addressed as follows:

Peter A. Leibowitz
Fashion Resources Corporation
32 West 39th Street, 7th Floor
New York, NY  10018
Email:  pleibowitz@adextelecom.com

Gary P. McGuire
12447 Lake Jovita Boulevard
Dade City, FL 33525
Email:  mcguireg@adextelecom.com

Justin C. Leibowitz
66 Stonewall Circle
W. Harrison, NY  10604-1117
Email:  jleibo@yahoo.com

with a copy to:

Marc D. Freedman, Esq.
Law Offices of Marc D. Freedman LLC
777 Terrace Avenue, Suite 508
Hasbrouck Heights, NJ 07604
Email:  mfreedman@mdflaw.com

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

 12.5           Waivers.  The failure of a party to require performance of any provision shall not affect its right at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing.  Either Active Shareholder may waive any term hereof on behalf of all Sellers.

 12.6           Counterparts; Facsimile or Electronic Signature.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A signature of a party transmitted by facsimile or electronic mail shall constitute an original for all purposes.

 12.7           Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given effect in interpreting this Agreement.

 12.8           Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

 12.9           No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer rights upon any other Person.

12.10          Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

12.11          Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise, except as limited in Section 11.7(e).

12.12          Jurisdiction, Service of Process.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent or to address breaches or threatened breaches of this Agreement, without the necessity of proving actual damages or posting bond, and to enforce specifically the terms and provisions of this Agreement in any Federal Court of located in the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity pursuant to, and as limited by, the terms of this Agreement.  In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction in the Federal District Court of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the Federal District Court for the Southern District of Florida, and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.  EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF THIS AGREEMENT.

12.13           Attorney Fees and Costs.  The prevailing party in any litigation, arbitration proceeding or other action shall be awarded all of its or their costs and expenses including, but not limited to, reasonable attorney fees against the non-prevailing Party.  This provision shall apply to such expenses incurred at the trial and all appellate levels, without respect to who is the initiating party and shall apply to an action for declaratory relief if the party instituting it asserts specific contentions concerning this Agreement which is ruled upon by the court or arbitration.  Such reasonable attorney’s fees shall include, but not be limited to, fees for attorneys, paralegals, legal assistants and expenses incurred in any and all judicial, bankruptcy, reorganization, administrative receivership, or other proceedings affecting creditors' rights and involving a claim under this Agreement, even if such proceedings arise before or after entry of a final judgment

12.14           Waivers of Inducement. The Parties hereto waive any right to assert or claim that they were induced to enter into this Agreement by any representation, promise, statement, or warranty made by any Party or any Party's agent which is not expressly set forth in this Agreement in writing.

12.15           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party hereto may assign or otherwise transfer this Agreement, including by operation of law or pursuant to a Change of Control, without the prior written consent of the other parties hereto, provided, however, that Purchaser may assign any or all of its rights, powers and privileges arising under or related to this Agreement and any other document, agreement or instrument executed in connection herewith to Midmarket Capital Partners, LLC without any prior written consent.  In the event of any permitted assignment, the assignor shall be responsible for all obligations of the assignee and shall continue to be bound in all respects by the provisions hereof.

12.16           Headings.  The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

12.17           Use of Certain Terms.  As used in this Agreement, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision.

12.18           Reformation and Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

12.19           Entire Understanding.  This Agreement and the Transaction Documents sets forth the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings among the parties.

{Signature page to follow}

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

GENESIS GROUP HOLDINGS, INC.

By:	/s/ Mark E. Munro
Mark E. Munro, Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

ADEX Corporation

By:	/s/ Peter A. Leibowitz
Peter A. Leibowitz, CEO

ADEX Puerto Rico LLC

By:	/s/ Marc D. Freedman
Marc D. Freedman

/s/ Gary P. McGuire
Gary P. McGuire, Individually

/s/ Peter A. Leibowitz
Peter A. Leibowitz, Individually

/s/ Marc D. Freedman
Marc D. Freedman, Individually

/s/ Justin C. Leibowitz
Justin C. Leibowitz, Individually

[Signature Page to Equity Purchase Agreement]